EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NRP OIL AND GAS LLC,

AS SELLER,

AND

LIME ROCK RESOURCES IV-A, L.P.

AS BUYER,
_________________________________________

DATED AS OF JUNE 13, 2016

_________________________________________

	3.23	No Bankruptcy; Value to Seller	46
	3.24	Insurance	47
	3.25	Payment of Expenses	47

4.	Buyer’s Representations and Warranties		47
	4.1	Organization, Good Standing	47
	4.2	Powers	47
	4.3	No Restriction	47
	4.4	Authorization	48
	4.5	No Breach	48
	4.6	Governmental Consent	48
	4.7	Litigation	48
	4.8	Broker’s or Finder’s Fees	48
	4.9	Qualifications	48
	4.10	Funding; Investment	48

5.	Covenants		49
	5.1	Access to Information	49
	5.2	Conduct of Business	49
	5.3	Certain Restrictions Regarding the Conduct of Business	50
	5.4	Consents and Operations	52
	5.5	Revenues Held For Benefit of the Other Party	52
	5.6	Revenues and Expenses	52
	5.7	Marketing Process Records	52
	5.8	Insurance	53
	5.9	Geological and Geophysical Information	53
	5.10	Records	53
	5.11	Notification of Breaches	53
	5.12	Amendment of Schedules	53
	5.13	Limitations on Representations and Warranties	54

6.	Buyer’s Conditions Precedent		56
	6.1	No Injunctions or Orders	56
	6.2	No Legal Proceedings	56
	6.3	Representations	56
	6.4	Performance	56
	6.5	Certain Asserted Matters	56
	6.6	Termination	57
	6.7	Closing Deliverables	57

7.	Seller’s Conditions Precedent		57
	7.1	No Injunctions or Orders	57
	7.2	No Legal Proceedings	57

	7.3	Representations	57
	7.4	Performance	57
	7.5	Termination	58
	7.6	Certain Asserted Matters	58
	7.7	Closing Deliverables	58

8.	The Closing		58
	8.1	Buyer’s Deliveries	58
	8.2	Seller’s Deliveries	59
	8.3	Post-Closing Adjustments	60
	8.4	Post-Closing Deliveries	60
	8.5	Costs	60
	8.6	Risk of Loss	60

9.	Press Releases		61

10.	Indemnification		61
	10.1	Assumed Obligations and Retained Liabilities	61
	10.2	Seller’s Indemnification	61
	10.3	Buyer’s Indemnification	62
	10.4	EXTENT OF INDEMNIFICATION	62
	10.5	Indemnification Procedure	62
	10.6	Defense	63
	10.7	Certain Limitations on Indemnity Obligations	63
	10.8	Exclusive Remedy	65

11.	Termination		65
	11.1	Right to Terminate	66
	11.2	Effect of Termination	66
	11.3	Distribution of Deposit and Remedies Upon Termination	66

12.	Remedies		67

13.	Miscellaneous		67
	13.1	Time	68
	13.2	Notices	68
	13.3	Survival	69
	13.4	Cooperation	70
	13.5	No Third Party Beneficiaries	70
	13.6	Cumulative Remedies	70
	13.7	Choice of Law; Consent to Jurisdiction	70
	13.8	Entire Agreement	71
	13.9	Assignment	71

13.10	Amendment	72
13.11	Severability	72
13.12	Attorney Fees	72
13.13	Waiver	72
13.14	Counterparts; Facsimiles; Electronic Transmission	72
13.15	Joint Acknowledgment	72
13.16	Waiver of Jury Trial, Special Damages, Etc.	72
13.17	Possible Exchange	73
13.18	Mutuality	74
13.19	Schedules	74
13.20	Preparation of Agreement	74
13.21	Filings, Notices and Approvals	74
13.22	Nonrecourse to Others	74
13.23	Tax Matters	75

EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A     Real Property Interests
Exhibit A-1     Wells; Allocated Values
Exhibit A-2     Unit; Allocated Values
Exhibit B    Form of Assignment, Bill of Sale and Conveyance
Exhibit C    Form of Non-Foreign Status Certificate
Exhibit D    Form of Closing Certificate
Exhibit E    Form of Seller Parent Guaranty

SCHEDULES
Schedule 1.1    Knowledge Persons
Schedule 3.3    No Breaches
Schedule 3.4    Litigation
Schedule 3.5    Taxes
Schedule 3.6    Compliance with Laws
Schedule 3.7    Material Contracts
Schedule 3.8    Environmental and Safety Matters
Schedule 3.14    Capital Projects
Schedule 3.15    Preferential Purchase Rights
Schedule 3.16    Required Consents
Schedule 3.17    Operatorship
Schedule 3.18    Imbalances; Take or Pay
Schedule 3.20     Wells
Schedule 3.21    Compliance with Leases and Easements; Royalties
Schedule 3.22    Non-Consent Operations; Reversionary Interests
Schedule 3.24     Insurance

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 13th day of June, 2016 (“Execution Date”), between NRP Oil and Gas LLC, a Delaware limited liability company (the “Seller”), and Lime Rock Resources IV-A, L.P., a Delaware limited partnership (the “Buyer”). The Buyer and the Seller are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the Seller’s right, title and interest in and to the Properties (as hereinafter defined); and
WHEREAS, the purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions and References. Capitalized terms used throughout this Agreement including the Recitals above and not defined in Section 1.1 below shall have the meaning ascribed to them elsewhere in this Agreement.

1.1	Definitions. The following terms have the meanings given in this Section 1.1 or in the Section referred to below:
“AAA” means the American Arbitration Association.
“Accounting Referee” means a nationally recognized accounting firm mutually agreed upon by the Parties.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person; provided that Seller’s Affiliates shall only include Natural Resource Partners L.P. and any of its subsidiaries.
“Aggregate Deductible” has the meaning specified in Section 10.7.1.
“Agreement” has the meaning specified in the introductory paragraph and includes the Exhibits and Schedules attached hereto.
“Alamo” has the meaning set forth in Section 13.9.
“Alamo Assignment” has the meaning set forth in Section 13.9.

“Allocated Value” means, with respect to any Well or Unit, the portion of the Purchase Price attributable to such Well or Unit as set forth on Exhibit A-1 or Exhibit A-2, as applicable.
“Allocation” has the meaning specified in Section 2.10.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, real estate use, occupation, personal property and similar Taxes based upon the operation or ownership of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit B.
“Assumed Obligations” means the following obligations to the extent attributable to the ownership, use, operation or maintenance of the Properties: (a) all Liabilities, costs, expenses, duties and obligations, for periods from and after the Effective Time, including, without limitation, under the terms of all oil, gas and mineral Leases, easements and similar agreements constituting part of the Properties, as well as under the terms and provisions of all Contracts constituting part of the Properties including, without limitation, any Contracts entered into by the Seller after the Effective Date and prior to the Closing Date which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2 or Section 5.3; (b)  all other liabilities, costs, expenses, duties and obligations of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not arising, occurring or accruing before or after the Effective Time, solely to the extent arising out of or relating to: (i) all Asset Taxes on the Properties attributable to any Tax period (or portion thereof) beginning at or after the Effective Time, except to the extent such Taxes constitute Seller Taxes, (ii) Gas Imbalances, if any, (iii) all liabilities, costs, expenses, duties and obligations to properly plug and abandon and decommission wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or comprising part of the Properties and (iv) all liabilities, costs, expenses, duties and obligations to restore the surface of Real Property Interests or lands pooled or unitized therewith and any other obligations relating to the failure of the Properties or the ownership or operation thereof to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with Hydrocarbon activities on the Properties), but excluding any Retained Liabilities and Liabilities relating to personal injury, death, fines and penalties resulting from environmental matters accruing or occurring before the Closing Date (the foregoing clauses (iii) and (iv), subject to such exclusion, collectively, the “Environmental Obligations”); (c)  all Third Party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties attributable to periods from and after the Effective Time; (d) all Losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Lands and/or units comprising a part of the Properties insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Properties from and after the Effective Time and (e) any other liabilities, costs, expenses, duties and obligations of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof that do not constitute Retained Liabilities, in each case solely to the extent arising on or after the Effective Date; provided that, notwithstanding anything to the contrary in this Agreement, “Assumed Obligations” shall also not include the Retained Liabilities or any other liabilities, costs, expenses, duties and obligations for which the Seller is obligated to indemnify the Buyer pursuant to Section 10.2 or for which the Seller has retained responsibility under the special warranty of Defensible Title in the Assignment.
“Bakken Formation” means the stratigraphic interval or its equivalent between those log depths beginning at the top of the Upper Bakken Shale, which appears at a depth of 10,425 feet (10,425’) as shown in the well log described below, down to the top of the Three Forks Formation, which appears at a depth of 10,532 feet (10,532’) as shown in the well log described below. Such type, section well log dated October 23, 1985, relates to the E.P. Operating Company, Sanish No. 1-23 Well (API Number: 3306100333), located in SENW Section 23, T.152-R.93 in Mountrail County, North Dakota.
“Benefit Notice” has the meaning specified in Section 2.1.8.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.
“Buyer” has the meaning specified in the introductory paragraph. “Buyer Indemnified Parties” has the meaning specified in Section 10.2.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, gathering line failure, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation, seizure or other casualty.
“Casualty Loss” has the meaning specified in Section 2.4.
“Certificate” means a certificate in substantially the form of Exhibit D.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs, which, assuming the satisfaction or waiver at the Closing of all conditions in Sections 6 and 7 to be satisfied or waived at the Closing, will be July 28, 2016, unless changed by the mutual written agreement of the Parties.
“Closing Statement” has the meaning specified in Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement dated March 7, 2016 executed by the Parties or their Affiliates.
“Consultant” has the meaning specified in Section 2.1.11.
“Contracts” has the meaning specified in the definition of Properties.
“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.
“Covered County” means each of the North Dakota counties of Billings, Burke, Divide, Dunn, McKenzie, Mountrail, Stark and Williams and the Montana counties of Richland, Roosevelt, Sheridan.
“Cure” means correction of a condition constituting a Title Defect or Environmental Defect within the applicable Cure Period in such manner that (a) a reasonable and prudent operator in the oil and gas industry would no longer consider the condition, as corrected, to be a Title Defect, or (b) the applicable Governmental Authority would no longer consider the condition, as corrected, to be an Environmental Defect, as applicable.
“Cure Period” has the meaning specified in Section 2.1.10.
“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.
“Defect Cure Notice” has the meaning specified in Section 2.1.10.
“Defect Notice” has the meaning specified in Section 2.1.
“Defect Notice Date” has the meaning specified in Section 2.1.
“Defect Rejection Notice” has the meaning specified in Section 2.1.9.

“Defensible Title” means, with respect to the Properties, title deducible of record or title created by contract (including, without limitation, an operating agreement), insofar as such Properties cover and include the Bakken Formation and the Three Forks Formation (unless provided otherwise in Exhibit A-1 or Exhibit A-2), including all rights to the revenues, proceeds and other economic benefits derived from or in respect of the ownership, development, exploration, use and operation of the Properties for the life of the Properties measured as of the Effective Time and through and including the Closing, which in all cases is filed of record in the applicable public records, and that, in all cases except for and subject to the Permitted Encumbrances:

(a)
with respect to each Well and Unit, entitles the Seller (and after Closing will entitle Buyer) to receive and retain a Net Revenue Interest that is not less than the Net Revenue Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit, for all Hydrocarbons produced, saved and marketed for such Well or Unit, as applicable, all without reduction, suspension or termination of such interest throughout the duration of the productive life of such Well or Unit (including plugging, abandonment and salvage thereof), except for (i) decreases in connection with any operation in which the Seller may elect to be a non-consenting co-owner after the Execution Date in accordance with the terms of this Agreement (ii) subject to the Seller’s covenants in Section 5.2 and Section 5.3, decreases resulting from the establishment or amendment after the Execution Date of pools or units by a Governmental Authority or in accordance with the terms of this Agreement, (iii) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent after the Execution Date, to the extent that the effect of such decreases is reflected on Exhibit A-1 or Exhibit A-2, (iv) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction or pipelines to make up past under deliveries, in each case to the extent provided under the contracts governing such arrangements and (v) as otherwise shown on Exhibit A-1 or Exhibit A-2;

(b)
with respect to each Well and Unit, obligates the Seller (and after Closing will obligate Buyer) to bear, without increase, throughout the duration of the productive life of such Well or Unit (including plugging, abandonment and salvage thereof) a Working Interest that is not greater than the Working Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit, except for (i) increases to the extent that such increases are accompanied by a proportionate increase in the Seller’s (and after Closing, Buyer’s) Net Revenue Interest in such Well or Unit, as applicable, and (ii) as otherwise shown on Exhibit A-1 or Exhibit A-2; and

(c)	is free and clear of all Liens, defects, and other impediments.

“Deposit” has the meaning given such term in Section 2.
“Deposit Amount” has the meaning specified in Section 2.
“Dollar” means the United States of America dollar.
“Easements” has the meaning specified in the definition of Properties.
“Effective Time” means 7:00 a.m. Central Time, April 1, 2016.
“Environmental Defect” means any event or condition that causes a Property to be, or if known to the applicable Governmental Authority could reasonably be expected to cause such Governmental Authority to assert that a Property (i) is subject to liability under Environmental Law, (ii) requires monitoring, remediation, cleanup, restoration or correction under Environmental Law or (iii) is not in compliance with Environmental Law.
“Environmental Defect Amount” has the meaning specified in Section 2.1.5.
“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. as any of the foregoing may be amended; and all other Laws addressing pollution, or protection of the environment, wildlife or natural resources, the presence of Hazardous Materials, health and safety, the environmental conditions on, under, or about any of the Properties, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Properties.
“Environmental Obligations” has the meaning specified in the definition of Assumed Obligations.
“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.
“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among the Escrow Agent, Buyer and Seller.
“Excluded Assets” means:

(a)
the Seller’s minute books, financial and Income Tax records and legal records that are not required for the future ownership of the Properties (other than title, land and environmental records related to the Properties that are not, in the opinion of the Seller’s counsel, subject to attorney-client privilege; provided that, in no event shall any title opinions related to the Properties be deemed to be subject to attorney-client privilege);

(b)
except to the extent related to an Assumed Obligation, any existing or future refund of costs or expenses borne by any of the Seller, its Affiliates or its or their respective predecessors in title attributable to the period prior to the Effective Time;

(c)
except to the extent related to an Assumed Obligation, any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Lands, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(d)
except as provided in Section 2.4, all rights and interests of the Seller or any of its Affiliates (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of the Seller and its Affiliates against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s or any of its Affiliates’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond;

(e)
all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof other than inventory for which an adjustment is made under Section 2.5(a);

(f)	all of the Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(g)
all accounts receivable and audit rights arising under any of the applicable contracts or otherwise with respect to the Properties with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(h)	Geological and Geophysical Information owned by a Third Party and any other information which the Seller is prohibited from sharing by agreement with a Third Party;

(i)	all claims of the Seller or any of its Affiliates for refunds of or loss carry forwards with respect to (i) Asset Taxes attributable to any Tax period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets;

(j)
all of Seller’s or any of its Affiliates respective exclusive use arrangements with title abstract facilities and all documents and instruments of the Seller or any of its Affiliates that may be protected by an attorney-client privilege and all data that cannot be disclosed to the Buyer as a result of confidentiality arrangements under agreements with Third Parties (in each case, other than title opinions and other title records relating to the Properties which shall be included as part of the Records);

(k)	any Hedge Agreement; and

(l)	any Property that is permanently excluded pursuant to Section 2 and the Retained Assets.
“Excluded PPR Properties” has the meaning specified in Section 2.2.1.
“Execution Date” has the meaning specified in the introductory paragraph.
“Final Statement” has the meaning specified in Section 2.8.
“Fundamental Representations” means those representations and warranties of the Seller set forth in Sections 3.1, 3.2, 3.3, 3.5, and 3.10 and of the Buyer set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5.
“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).
“Gas Imbalance” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the Seller’s interest in the Lands as of the Effective Time.
“Geological and Geophysical Information” means data, core and fluid samples and other engineering, geological and/or geophysical studies (including seismic data, studies and information), and other similar information and records, in each case relating to the Properties.
“Governmental Authority” means any national, state, county, local, tribal, municipal or other government or division thereof; any governmental, regulatory or administrative agency, bureau, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal or arbitrator.

“Hazardous Materials” means any waste, substance, product or other material (whether solid, liquid, gas or mixed), which is identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material or solid waste, including Hydrocarbons, oil or petroleum waste, or any other waste, pollutant or contamination that is regulated, restricted or subject to reporting and recordkeeping under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law.
“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit, or commodity swap, cap, floor, collar, or any combination of, or option with respect to, these or similar transactions.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons, or any combination thereof, and any minerals produced in association therewith.
“Income Taxes” means any income, capital gains, franchise or similar Taxes.
“Individual Claim” has the meaning specified in Section 10.7.1.
“Individual Defect Threshold” has the meaning specified in Section 2.1.1.
“Knowledge” of a fact or matter means the actual knowledge, after due inquiry of their direct reports of their respective companies, with respect to such fact or matter of any of the following listed individuals: (a) with respect to the Buyer, the individuals listed in subpart 1 of Schedule 1.1, and (b) with respect to the Seller, the individuals listed in subpart 2 of Schedule 1.1.
“Lands” means the lands covered by the Real Property Interests and all lands pooled, communitized or unitized therewith.
“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, official act, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Lease” means an oil and gas lease in which the Seller owns an interest covering a portion of the Lands.
“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, fees, Taxes, interest obligations, deficiencies, debts, obligations, costs and expenses, and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including amounts paid in settlement, interest, court costs, costs of investigators, any attorneys’, accountants, financial advisors or other experts’ fees or other expenses incurred in connection therewith.
“Lien” means any lien, mortgage, security interest, deed of trust, pledge, charge, encumbrance or rights of a vendor under any title retention (other than liens created under Hydrocarbon leases or equipment leases, or agreements that are terminable within ninety (90) days) or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest.
“Loss” has the meaning set forth in Section 10.2.
“Material Contracts” has the meaning specified in Section 3.7.
“Net Revenue Interest” means the decimal interest in and to all Bakken Formation and Three Forks Formation Hydrocarbons (or as otherwise noted on Exhibit A-1 or Exhibit A-2) produced and saved or sold from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens measurable or payable out of production therefrom.
“Non-Party Affiliates” has the meaning specified in Section 13.22.
“NORM” has the meaning specified in Section 5.13.3.
“Notifying Party” has the meaning specified in Section 5.11.
“Ordinary Course of Business” means in the ordinary course of business of a reasonably prudent Person holding non-operated leasehold interests in the oil and gas industry consistent with past custom and practice and applicable Laws.
“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Permitted Encumbrances” means:

(a)
royalties, overriding royalties, production payments, net profits interests and other similar burdens or encumbrances, in each case, to the extent they do not, individually or in the aggregate, (i) operate to reduce the Seller’s (and after Closing, the Buyer’s) Net Revenue Interest in any Property below that shown in Exhibit A-1 or Exhibit A-2, as applicable, at any time during the duration of the productive life of the Property, or (ii) increase the Seller’s (and after Closing, the Buyer’s) Working Interest (without at least a proportionate corresponding increase in the Seller’s (and after Closing, the Buyer’s) Net Revenue Interest) in any Property above that shown in Exhibit A-1 or Exhibit A-2, as applicable, at any time during the duration of the productive life of the Property;

(b)	Liens for Taxes for which payment is not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(c)
Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business, for sums not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(d)
the terms of applicable Leases, operating agreements, unit agreements, unitization and pooling designations and declarations, pooling orders, spacing orders, gathering and transportation agreements, processing agreements, Hydrocarbon purchase contracts and all of the other Contracts, but, in each case, only to the extent that they do not, individually or in the aggregate, (i) operate to reduce the Seller’s (and after Closing, the Buyer’s) Net Revenue Interest in any Property below that shown in Exhibit A-1 or Exhibit A-2, as applicable, at any time during the duration of the productive life of the Property, (ii) operate to increase the Seller’s (and after Closing, the Buyer’s) Working Interest (without at least a proportionate corresponding increase in the Seller’s (and after Closing, the Buyer’s) Net Revenue Interest) in any Property above that shown in Exhibit A-1 or Exhibit A-2, as applicable, at any time during the duration of the productive life of the Property; or (iii) excluding the terms of the Material Contracts, materially detract from the value of, or materially interfere with the operation, maintenance, repair, replacement, and/or use of, any Property subject thereto or affected thereby;

(e)	Liens that arise under operating agreements to secure payment of amounts not yet delinquent and that are of a type and nature in the Ordinary Course of Business in the oil and gas industry;

(f)
Liens that arise as a result of pooling and unitization agreements, declarations, orders, or laws to secure payment of amounts not yet delinquent and that are of a type and nature in the Ordinary Course of Business in the oil and gas industry;

(g)
easements, servitudes, permits, rights-of-way, surface leases, and other rights and plat restrictions, zoning and planning laws, restrictive covenants and conditions, regulatory authority of Governmental Authorities, and building and other land use laws and similar encumbrances; but, in each case (individually and not in the aggregate), only to the extent that they do not materially impair the ownership, value, use or operation of the Property subject thereto or affected thereby;

(h)	all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal, school lands or other governmental oil and gas leases or interests therein or related thereto, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein (“Customary Post-Closing Consents”);

(i)
except to the extent triggered prior to the Closing Date, conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease;

(j)
required non-governmental Third Party consents to assignments which are not Required Consents, which have been obtained or waived in writing by the appropriate parties, or which cannot be unreasonably withheld, and PPRs which have been waived by the appropriate parties or for which the time period for asserting such PPRs has expired without the exercise of such rights;

(k)
rights of tenants-in-common in and to the Properties or other rights of a common owner of any interest in rights-of-way, permits or easements held by the Seller and such common owner as tenants in common or through common ownership, but, in each case, only to the extent that they do not materially impair the use or operation of the affected Properties as currently used and operated or impact the Working Interest or Net Revenue Interest of the affected Properties;

(l)
all defects or irregularities (i) arising out of lack of corporate authorization or a variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship proceedings, or (iv) resulting from lack of survey or failure to record releases of liens, production payments or mortgages that have expired by their own terms more than ten (10) years prior to the Effective Time or the enforcement of which are barred by applicable statutes of limitation; in each case, unless the Buyer provides affirmative written evidence that such failure or omission may result in another Person’s superior claim of title;

(m)
the effect of movement of any body of navigable water or in how the ordinary high watermark is determined that changes the ownership interest of the State of North Dakota or the upland riparian land owner; and

(n)
rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the Properties.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.
“PPR” has the meaning specified in Section 2.2.
“Proceedings” means any and all audits, proceedings, arbitration, action, investigation, hearing, suits and causes of action, and other legal proceedings of any kind or nature by or before, or otherwise involving any Governmental Authority, arbitrator or other tribunal.
“Properties” means all of the Seller’s right, title and interest in and to the following (but excluding the Excluded Assets), subject to the terms and reservations hereof:

(a)
the oil, gas and mineral leases (and all leasehold estates created thereby), production payments, net profits interests, leasehold interests, operating rights, Working Interests, mineral interests, royalty interests, overriding royalty interests and other similar interests and rights to Hydrocarbons applicable to any lands located in a Covered County, including those interests and rights listed on Exhibit A, whether producing or non-producing (collectively, the “Real Property Interests”), and any and all rights, titles and interests of the Seller in and to units or pooling arrangements wherein the Real Property Interests are pooled, unitized, communitized therewith, (such unit and pooling arrangements, the “Units”), as listed on Exhibit A-2;

(b)
(i) all of the oil and gas wells listed on Exhibit A-1 or located in, on or under the Lands (the “Wells”), (ii) all well heads, casing, tubing, pumps, motors, gauges, valves, heaters, and treaters constituting part of or connected to the Wells, (iii) all automation equipment constituting part of or connected to the Wells, (iv) all gathering lines and improvements, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, and other equipment used in connection with the Wells, (v) all power lines and telephone and communication lines used in connection with the Wells, (vi) all injection wells and water disposal facilities used in connection with the Wells, and (vii) all other tangible personal property, equipment and appurtenances owned and used in connection with the production, treating, storing, transportation, or marketing of Hydrocarbons from the Wells, including trailers and other rolling stock, pumps, well equipment (surface and subsurface), water lines, communications equipment, compressors, compressor stations, valves, meters, separators, tanks, tank batteries and other fixtures and personal property associated therewith;

(c)
all presently existing unitization, pooling and/or communitization agreements, declarations or designations and contractually, statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Lands, and all of the Seller’s interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests;

(d)
all presently existing and valid Hydrocarbon sales agreements, operating agreements (excluding any operating rights or duties), gathering agreements, transportation agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments or portion thereof insofar as the above agreements cover, are attributable to or relate to the Lands or the Wells or any interests pooled, communitized or unitized therewith, including, without limitation, those contracts and agreements (or portion thereof) described in Schedule 3.7 (collectively, the “Contracts”);

(e)
all Hydrocarbons in, on, under or produced from or attributable to the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time, and the proceeds thereof;

(f)	all easements, surface leases, servitudes and rights of way used or held for use in connection with the production of Hydrocarbons from the Lands (collectively, the “Easements”);

(g)	the Records;

(h)
all rights of the Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to obligations assumed by the Buyer pursuant to this Agreement; and

(i)
all rights, claims and causes of action of Seller or its Affiliates (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance), to the extent, and only to the extent, that such rights, claims or causes of action (i) are associated with the Properties as of the Closing and are attributable to periods after the Effective Time, or (ii) relate to the obligations, liabilities or rights assumed or received by the Buyer hereunder.

“Purchase Price” has the meaning specified in Section 2.
“Real Property Interests” has the meaning set forth in the definition of Properties.
“Records” means, subject to the rights and restrictions of Third Parties the Seller’s books, records, data (including electronic data) and files in the possession of the Seller or any of its Affiliates, including all Contracts and any and all title, lease files, land files, well files (including any well logs and other well data), maps, division order files, abstracts, title files, production files, technical, engineering and maintenance files, Asset Tax records, environmental and safety records, Geological and Geophysical Information (other than Geological and Geophysical Information owned by a Third Party and any other information which the Seller is prohibited from sharing by agreement with a Third Party); and other similar information, in the case of each of the foregoing, to the extent related to the Properties, and, to the extent available, in an industry standard or already existing electronic format, excluding accounting and Income Tax records for all periods prior to the Effective Time.
“Required Consent” means a consent by a Third Party that, if not obtained prior to the assignment of a Real Property Interest or Well, either (a) makes the Assignment with respect to such Property void or voidable or (b) terminates Seller’s interest in the Property subject to such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.
“Retained Assets” means any rights, titles, interests, assets, and properties that are originally included in the Properties under the terms of this Agreement, but are subsequently excluded from the Properties or sale under this Agreement pursuant to the terms of this Agreement at any time before or after Closing.
“Retained Liabilities” means all Liabilities, costs, expenses, duties and obligations, whether vested or contingent, mature or latent, arising from or related to the following: (a) claims, demands, damages, costs and expenses, obligations or other liabilities with respect to the ownership, use, operation or maintenance of the Properties prior to the Effective Time insofar as the claims (or portions thereof) are attributable or allocable to the Seller’s interest in the Properties, other than the Environmental Obligations; (b) offsite disposal prior to the Effective Time of any Hazardous Materials produced from the Properties; (c) third party claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations, or other liabilities with respect to the ownership, operation or maintenance of any of the Properties prior to the Effective Time, including with respect to any Proceeding (excluding, however, the Environmental Obligations and any other obligations specifically assumed by the Buyer under the clause (b) of the definition of Assumed Obligations), including the Proceedings described in Schedule 3.4 and any Proceeding required to be set forth in Schedule 3.4; (d) all liabilities, costs, expenses, duties and obligations to properly plug and abandon and decommission the wells that are required to be plugged and abandoned as of the Closing Date to the extent not described on Schedule 3.20; (e) Seller Taxes; (f) notwithstanding anything herein to the contrary, bodily injury, illness or death attributable to the Properties prior to the Closing Date or for which the Seller is responsible under a joint operating agreement to the extent arising before the Closing Date; and (g) all claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to any of the Excluded Assets whether attributable to periods before or after the Closing Date.
“Seller Credit Agreement” means that certain Credit Agreement, dated as of August 12, 2013 (as the same has been amended, restated, supplemented or otherwise modified from time to time including pursuant to that certain First Amendment to Credit Agreement effective as of December 19, 2013, that certain Second Amendment to Credit Agreement effective as of November 12, 2014, that certain Third Amendment to Credit Agreement effective as of December 19, 2014 and that certain Fourth Amendment to Credit Agreement effective as of March 21, 2016) among Seller, each of the lenders that is a signatory thereto and Wells Fargo Bank, N.A. as administrative agent for the lenders.
“Seller Indemnified Parties” has the meaning specified in Section 10.3.
“Seller Taxes” means (a) all Income Taxes imposed by any applicable Laws on the Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to the Seller pursuant to Section 13.23, (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Seller that is not part of the Properties and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Properties for any Tax period (or portion thereof) ending before the Effective Time; provided, however, that Seller Taxes shall not include any Taxes to the extent they result in a downward adjustment to the Purchase Price pursuant to Section 2.6, as finally determined pursuant to Section 2.8.
“Special Damages” has the meaning specified in Section 13.16.
“Tax Representations” means those representations and warranties set forth in Sections 3.5 and 3.11 and the corresponding representations and warranties set forth in the Seller’s Certificate.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means (a) taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges or fees of any Governmental Authority, including gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Three Forks Formation” means the stratigraphic interval or its equivalent between those log depths beginning at the top of the Three Forks Formation, which appears at a depth of 10,532 feet (10,532’) as shown in the well log described below, down to the top of the Birdbear (Nisku) Formation, which appears at a depth of 10,779 feet (10,779’) as shown in the well log described below. Such type, section well log dated October 23 1985, relates to the E.P. Operating Company, Sanish No. 1-23 Well (API Number: 3306100333), located in SENW Section 23, T.152-R.93 in Mountrail County, North Dakota.
“Title Benefit” has the meaning specified in Section 2.1.8.
“Title Defect” means, as to any Well or Unit, any lien, charge, encumbrance defect or condition or other matter that causes the Seller’s title to such Well or Unit to be less than Defensible Title; provided, however, that, notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)
defects based solely on references to lack of information in the Seller’s files, or the unavailability of information from regulatory agencies or defects based on references to a document because such document is not in the Seller’s files unless the Buyer provides reasonable evidence that such lack of information results in a third party’s superior claim of title to the relevant Property;

(b)
defects arising out of lack of corporate or other entity authorization, unless the Buyer provides reasonable written evidence that the action was not authorized and results in a third party’s superior claim of title;

(c)
defects based on a gap in the Seller’s chain of title in the state’s records as to state leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in the Defect Notice;

(d)	defects arising out of a lack of a survey, unless a survey is expressly required by applicable Laws;

(e)
defects that have been Cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable law, unless the

Buyer provides affirmative written evidence that such defects may result in another Person’s superior claim of title;

(f)	defects based solely on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor;

(g)
defects or irregularities resulting from or related to (a) probate proceedings where such defects or irregularities have been outstanding for five (5) years or more, or (b) the lack of probate proceedings where an affidavit of heirship has been recorded in the county records evidencing the decedent’s heirs or devisees and the decedent died more than five (5) years ago; in each case, unless the Buyer provides affirmative written evidence that such defects or irregularities may result in another Person’s superior claim of title to the relevant Property or otherwise may cause the Seller’s claim of title to fail;

(h)	a Lien burdening a lessor’s interest in the minerals subject to a Real Property Interest that pre-dates such Real Property Interest or is subordinated to such Real Property Interest; and

(i)	defects to the extent affecting any depths or formations with respect to any Well or Unit other than the Bakken Formation or the Three Forks Formation for such Well or Unit.
“Title Defect Amount” means the amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect as determined by the factors set forth in Section 2.1.3, Section 2.1.4, Section 2.1.6 and Section 2.1.7.
“Transfer Taxes” means any sales, recording, transfer, stamp, documentary, registration or similar Taxes.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, temporary or final Treasury Regulations.
“Units” has the meaning set forth in the definition of Properties.
“Wells” has the meaning set forth in the definition of Properties.
“Working Interest” means the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation (without regard to any obligation of any other Person to carry such costs).

1.2
References; Construction. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined. The word “including” (in its various forms) means including without limitation. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Any reference to a Law shall be deemed to be a reference to such Law as amended from time to time. All references to prices, values or monetary amounts refer to Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2.    Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, (a) the Seller agrees to sell and convey to the Buyer the Properties, and (b) the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the conveyance of the Properties, the Buyer will pay to the Seller the purchase price of ONE HUNDRED SIXTEEN MILLION ONE HUNDRED THOUSAND DOLLARS ($116,100,000.00) (the “Purchase Price”) in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by the Seller to the Buyer in writing) for the account of the Seller. Within two (2) Business Days after the execution of this Agreement, the Buyer will remit to Escrow Agent pursuant to the Escrow Agreement an earnest money deposit equal to seven and a half percent (7.5%) of the unadjusted Purchase Price (together with any interest earned thereon, the “Deposit”), such amount equal to EIGHT MILLION SEVEN HUNDRED SEVEN THOUSAND FIVE HUNDRED DOLLARS ($8,707,500.00). At Closing, the Parties shall cause the Escrow Agent to remit the Deposit to the Seller, and the Deposit will be applied against the Purchase Price and disbursed in accordance with the Escrow Agreement and the provisions of this Agreement. The Purchase Price will be adjusted as set forth below in this Section 2.

2.1
Title and Environmental Defects. The Purchase Price will be decreased only for those un-Cured Title Defects and un-Cured Environmental Defects that are in excess of the Aggregate Deductible, in each case, in accordance with this Section 2.1. During the period from the Execution Date to the Defect Notice Date, the Buyer may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether any Title Defects or Environmental Defects exist (provided that the Buyer will not conduct any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of the Seller, which consent may be granted or withheld by the Seller in its sole discretion). The Buyer shall, and shall cause all of its representatives to, abide by any Third Party operator’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Properties, including any environmental or other inspection or assessment of the Properties, and to the extent required by any Third Party operator, execute and deliver any required bonding agreement of such Third Party operator or maintain insurance as may be required by any Third Party operator, in each case before conducting the Buyer’s assessment on such Property. The Buyer acknowledges that any entry into the Seller’s or its Affiliates’ offices or onto the Properties shall be at the Buyer’s sole risk and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, Loss or damage arising out of such entry that may occur to the Buyer or any of its respective representatives pursuant to this Agreement. The Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, Loss or damage to any of its representatives or their property in connection with the Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES. The Buyer agrees to release, indemnify, defend and hold harmless the Seller Indemnified Parties from and against all Losses arising from or related to the activities of the Buyer or its respective employees, agents, contractors and other representatives in connection with such examinations or investigations, other than any Losses to the extent attributable to the gross negligence or willful misconduct of any of the Seller Indemnified Parties. The Buyer may deliver to the Seller, on or before the Defect Notice Date, one or more written notices specifying each defect associated with the Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with a description or copies of the records and resources relied upon by Buyer in identifying the alleged Title Defect or Environmental Defect or other information reasonably necessary for the Seller to identify the alleged Title Defect or Environmental Defect (“Defect Notice”). Except for the indemnity provided under Section 10.2 as it relates to breaches of the representations and warranties in Sections 3.8, 3.21, and 3.22, the representations and warranties contained in the Seller’s Certificate delivered by the Seller at Closing (to the extent relating to Sections 3.8, 3.21 and 3.22), the special warranty of Defensible Title provided by the Seller in the Assignment, the Retained Liabilities, and the Buyer’s termination rights set forth in Section 11.1, any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Seller has not been notified by the Buyer in writing by the Defect Notice Date, shall be deemed to have been waived by the Buyer for all purposes. The term “Defect Notice Date” means 5:00 p.m. Central Time on July 20, 2016. From the Execution Date and until the Defect Notice Date, Buyer shall use commercially reasonable efforts to provide Seller, at least every two weeks, an update as to those matters that Buyer has discovered as of such time and which Buyer is reasonably likely to assert as a Title Defect or Environmental Defect, as applicable. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties, and the criteria set forth below. Upon timely delivery of a Defect Notice of a Title Defect or Environmental Defect under this Section 2.1, the Buyer and the Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1
Other than Title Defects caused or arising by, through, or under Seller, no single Title Defect or Title Benefit with respect to a Property shall be taken into account unless the value of such defect or benefit is determined to be more than Fifty Thousand Dollars ($50,000.00), and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than Twenty Thousand Dollars ($20,000.00) (each, subject to the limitation set forth in the following sentence as to Environmental Defects, an “Individual Defect Threshold”), in which event the full amount of such defect or benefit shall be taken into account from the first Dollar. If an Environmental Defect affects the entire Allocated Value of a Well or Unit, then no Individual Defect Threshold shall apply to such Environmental Defect, as applicable, in which case, for the avoidance of doubt, the Individual Defect Threshold for such Environmental Defect shall be zero.

2.1.2
No adjustment will be made to the Purchase Price for either un-Cured Title Defects with respect to the Properties or un-Cured Environmental Defects unless the sum total of all (i) such un-Cured Title Defects that exceed the Individual Defect Threshold for Title Defects (after offsetting any Title Benefits) and (ii) such un-Cured Environmental Defects that exceed the Individual Defect Threshold for Environmental Defects exceeds the Aggregate Deductible. In the event that the aggregate un-Cured Title Defects and un-Cured Environmental Defects exceed the Aggregate Deductible after offsetting any Title Benefits, the adjustment to the Purchase Price shall only be for the amount by which all such Title Defects and Environmental Defects (in excess of the Title Benefits) exceed the Aggregate Deductible. At either Party’s option, any Property that such party in good faith designates that is affected by a specific Environmental Defect (subject to the Individual Defect Threshold and the Aggregate Deductible, as applicable) will, upon notice to the other Party no later than 5:00 p.m. Central Time on July 26, 2016, not be conveyed at the Closing and will thereafter be deemed a Retained Asset for all purposes hereunder. In the case of the preceding sentence (i) the Purchase Price shall be reduced by the Allocated Value of such excluded Property and (ii) the excluded Property will no longer be considered for purposes of determining whether the Aggregate Deductible has been met. If Seller gives timely notice under Section 2.1.10 of its election to Cure the Environmental Defect affecting such excluded Properties and Seller is able to Cure during the Cure Period such Environmental Defect, then the Properties affected by such Environmental Defect shall be promptly conveyed to Buyer using an instrument in substantially the same form as the Assignment and Buyer shall simultaneously remit the Allocated Value of such initially excluded Property to Seller.

2.1.3
If the alleged Title Defect is based on the Seller (or after Closing, Buyer) owning a Net Revenue Interest in such Well or Unit which is less than the Net Revenue Interest shown on Exhibit A-1 or Exhibit A-2, as applicable, for such Property, and the Net Revenue Interest decrease is accompanied by a proportionate decrease in the Working Interest for such Well or Unit, then the downward adjustment shall be calculated by multiplying the Allocated Value for the respective Well or Unit shown on Exhibit A-1 or Exhibit A-2, as applicable, by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit A-1 or Exhibit A-2, as applicable, for such Property, less the Net Revenue Interest for such Property to which the Seller (or after Closing, the Buyer) is actually entitled, taking such Title Defect into account, and the denominator of which is the Net Revenue Interest shown on Exhibit A-1 or Exhibit A-2, as applicable, for such Property. If the alleged Title Defect is based on the Seller (or after Closing, the Buyer) owning a Working Interest in a Well or Unit which is larger than the Working Interest shown for such Property on Exhibit A-1 or Exhibit A-2, as applicable, but without a proportionate increase in the Net Revenue Interest for such Well or Unit, then the downward adjustment shall be calculated by determining the effective Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such effective Net Revenue Interest and the Working Interest shown for such Property on Exhibit A-1 or Exhibit A-2, as applicable, and then calculating the adjustment in the manner set forth herein for adjustment based on reductions in the Net Revenue Interest.

2.1.4
If the alleged Title Defect is based on a Lien or other monetary charge upon a Well or Unit (other than a Permitted Encumbrance) that is liquidated in amount, then the downward adjustment is the lesser of the amount necessary to remove such Lien or other monetary charge from the affected Property or the Allocated Value of the affected Property.

2.1.5
In the case of alleged Environmental Defects, the downward adjustment shall be the amount necessary to remediate, take any corrective action allowed under applicable Environmental Laws or to otherwise Cure such Environmental Defect, net to Seller’s interest in the affected Property (the “Environmental Defect Amount”), and shall not include any amounts for fines or penalties, whether anticipated or existing, with regard to such alleged Environmental Defect.

2.1.6
If the adjustment is based on an obligation, burden, or liability upon a Well or Unit for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the downward adjustment is the amount equal to the lesser of (i) the amount of such economic detriment or (ii) the Allocated Value of such Well or Unit.

2.1.7
If the alleged Title Defect results from any other matter not described in Section 2.1.3, Section 2.1.4, or Section 2.1.6 above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Property, the portion of such Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Property, the values placed upon the Title Defect by the Buyer and the Seller and such other reasonable factors as are necessary to make a proper evaluation.

2.1.8
If the Seller discovers that the ownership of any Well or Unit entitles the Seller to: (a) a larger Net Revenue Interest (without a greater than proportionate increase in the Seller’s Working Interest) than that set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Property or (b) a smaller Working Interest (without a corresponding decrease in the Seller’s Net Revenue Interest) than that set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Property (each, a “Title Benefit”), then the Seller may notify Buyer of such Title Benefit in writing on or before the Defect Notice Date, which notice shall include a description of such Title Benefit, the basis for such assertion under the terms of this Agreement, the Dollar value attributable to such Title Benefit that Seller asserts in good faith and the method of calculating such amount, together with a description or copies of the records and resources relied upon by Seller in identifying the alleged Title Benefit and all data and information reasonably necessary to verify the existence of the alleged Title Benefit (such notice, a “Benefit Notice”).

Notwithstanding anything to the contrary, subject to Buyer’s right to dispute any alleged Title Benefit, the Parties agree that Title Benefits shall be used solely to offset Title Defects in excess of the Aggregate Deductible and shall not cause an upward adjustment to the Purchase Price. The amount of each Title Benefit shall be determined using the same principles as provided in this Section 2.1 with respect to Title Defects. The Seller shall be deemed to have conclusively waived any Title Benefit for which the Seller fails to timely deliver a Benefit Notice. Upon timely delivery of a Benefit Notice, the Buyer and the Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price as a result of the Title Benefits described in such Benefit Notice. If, three (3) days before the Closing Date, the Parties disagree on any Title Benefits, then the Properties affected by such Title Benefits shall nevertheless be included in the Properties conveyed to the Buyer at Closing, the amounts used to adjust the Purchase Price, for purposes of the Closing Statement or the Final Statement (as applicable), shall be those amounts asserted by Seller, and any dispute shall be resolved in accordance with the procedures set forth in Section 2.1.13.

2.1.9
If Seller contests the existence of a Title Defect or an Environmental Defect alleged by Buyer in the Defect Notice or Buyer’s Title Defect amount or Environmental Defect amount set forth therein, then Seller shall so notify Buyer in writing no later than 5:00 p.m. Central Time on July 26, 2016 and such notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect or Environmental Defect alleged by Buyer or of Buyer’s Title Defect amount or Environmental Defect amount and shall include copies of the records, resources and additional documentation substantiating the Seller’s rejection of the Title Defects, Environmental Defects, Title Defect amount, Environmental Defect, or Environmental Defect amount, as applicable, alleged by Buyer in a Defect Notice (a “Defect Rejection Notice”). Following Seller’s timely delivery of a Deject Rejection Notice, the Parties will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price. Notwithstanding anything herein to the contrary, if Seller fails to timely deliver a Defect Rejection Notice for an alleged Title Defect and/or an alleged Environmental Defect, then Seller shall be deemed to have accepted the validity of such alleged Title Defect or alleged Environmental Defect and the associated Title Defect amount, and/or associated Environmental Defect amount, alleged by Buyer.

2.1.10
If a Title Defect or an Environmental Defect alleged by Buyer is reasonably susceptible of being Cured, as applicable, then the Seller shall provide notice to the Buyer no later than 5:00 p.m. Central Time on July 26, 2016 stating whether or not the Seller will attempt to Cure such Title Defect or Environmental Defect (a “Defect Cure Notice”), provided that such election shall not waive or be deemed to waive Seller’s right to dispute the existence of such alleged defect or the Purchase Price adjustment asserted with respect thereto, in each case, by timely delivering a Defect Rejection Notice for such alleged defect. If the Seller timely provides a Defect Cure Notice electing to attempt to Cure such Title Defect or Environmental Defect, then the Buyer and the Seller agree that the Seller will have the right to Cure such defect for a period of up to one hundred twenty (120) days after the Defect Notice Date (each, a “Cure Period”). Except in the case of a Property excluded under Section 2.1.2, if the Seller does not timely elect to Cure an alleged Title Defect or the Seller fails to timely deliver a Defect Rejection Notice for such alleged Title Defect or alleged Environmental Defect, the applicable Properties (if any) shall be transferred to Buyer at Closing and a Purchase Price adjustment shall be made at Closing in an amount equal to the associated Title Defect amount alleged by Buyer and/or the associated Environmental Defect amount alleged by Buyer, as applicable (subject to the Individual Defect Threshold and the Aggregate Deductible, as applicable). After Closing, the Buyer shall provide (or cause to be provided) to the Seller and its representatives reasonable access to the Properties and Records during the Cure Period in connection with the Seller’s efforts to Cure alleged defects. If the Seller Cures any such Title Defect or Environmental Defect, then such Title Defect or Environmental Defect will thereafter no longer be considered for purposes of determining whether the Aggregate Deductible has been met.

2.1.11
If (a) the Seller delivers a Defect Rejection Notice for an alleged Title Defect or an alleged Environmental Defect, and (b) following the negotiations in good faith required by Section 2.1.8 and Section 2.1.9, the Seller and the Buyer are not in agreement as to whether a Title Defect, a Title Benefit, or an Environmental Defect exists or as to the amount of any adjustment to the Purchase Price therefor, then either the Seller or the Buyer may submit the dispute to an expert for resolution as provided in Section 2.1.13 until the date thirty (30) days after the Closing Date. Subject to each Party’s rights under Section 2.1.13, for any Title Defect or Environmental Defect to which the Seller has disputed by timely delivering a Defect Rejection Notice, and as to which the Parties disagree as of the Closing, the Properties affected by such Title Defect or Environmental Defect (other than the Properties excluded under Section 2.1.2) shall nevertheless be included in the Properties conveyed to the Buyer at Closing and the amount of such adjustment used to adjust the Purchase Price, for purposes of the Closing Statement or Final Statement (as applicable), shall be that amount asserted by Seller in the case of a Title Defect and Buyer in the case of an Environmental Defect. With respect to Title Defects or Environmental Defects which the Seller elects to Cure, in each case, as set forth in Section 2.1.10, if the Seller and the Buyer are not in agreement as to whether a Title Defect or an Environmental Defect has been Cured, either the Seller or the Buyer shall have until the date fifteen (15) days after the end of the applicable Cure Period to submit the dispute to an expert for resolution as provided in Section 2.1.13.

2.1.12
If Seller timely elects to Cure any Title Defect then the Properties affected by such Title Defect shall nevertheless be included in the Properties conveyed to the Buyer at Closing; provided, however, that the Buyer shall deposit into the Escrow Account, pending final Cure of such Title Defect, the full value, as asserted in good faith by the Buyer, for such Title Defect. The amounts deposited into the Escrow Account on account of Title Defects (as adjusted, whether upward or downward, as a result of investments thereof by the Escrow Agent) pursuant to this Section 2.1.12 shall be released to the Seller and/or Buyer as follows: (i) for any Title Defect that has been fully Cured, the Seller and Buyer shall promptly instruct the Escrow Agent to release to the Seller the amounts deposited in the Escrow Account with respect to such Title Defects and (ii) for any Title Defect that has not been fully Cured by the end of the Cure Period, the Seller and Buyer shall promptly instruct the Escrow Agent to release to the Buyer the amounts deposited in the Escrow Account with respect to such Title Defects. The cost of the escrow pursuant to the Escrow Agreement shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. If Seller timely elects to Cure any Environmental Defect then the Properties affected by such Environmental Defect (other than the Properties excluded under Section 2.1.2) shall be excluded from the Properties conveyed to the Buyer at Closing, in which case (i) the Purchase Price shall be reduced by the Allocated Value of such excluded Property, (ii) the excluded Property will not be considered for purposes of determining whether the Aggregate Deductible has been met and (iii) upon Seller Curing such Environmental Defect, such excluded Property shall be promptly conveyed to Buyer using an instrument in substantially the same form as the Assignment and Buyer shall simultaneously remit the Allocated Value of such initially excluded Property to Seller.

2.1.13
If there is a dispute between the Seller and the Buyer involving: (a) Title Defects, (b) Title Benefits, (c) Environmental Defects, (d) the Cure of a Title Defect or Environmental Defect, or (e) the value attributable to Title Defects, Title Benefits, or Environmental Defects or the adjustment to the Purchase Price with respect thereto, then the amount of such adjustment used to adjust the Purchase Price, for purposes of the Closing Statement or Final Statement (as applicable), shall be that amount asserted by Seller except as provided above; provided, that Seller or Buyer may submit the dispute to an expert for determination as provided in this Section 2.1.13 following written notice from one Party to the other Party that such Party is initiating dispute resolution in accordance with this Section 2.1.13, such notice to describe in reasonable detail the nature and specifics of the dispute. Title dispute matters to be resolved under this Section 2.1.13 shall be submitted to a mutually agreed lawyer in the energy industry licensed in the State of North Dakota or State of Montana (as applicable) with not less than seven (7) years of experience in oil and gas title issues selected by the Seller and the Buyer, and environmental dispute matters to be resolved under this Section 2.1.13 shall be submitted to a mutually agreed, suitably qualified environmental attorney expert in the energy industry with not less than seven (7) years of experience in environmental issues selected by the Seller and the Buyer (each such title attorney or environmental attorney expert hereinafter, a “Consultant”). In the event the Seller and the Buyer are unable to agree on a single Consultant within fifteen (15) days after receipt of the initiating notice, the Seller will appoint one Consultant and the Buyer will appoint one Consultant within ten (10) Business Days thereafter and the two Consultants so appointed will appoint a third Consultant within fifteen (15) days after the second Consultant is appointed, after which the first two consultants shall be dismissed and their appointed Consultant will resolve the matter. If the two Consultants are unable to agree on a third Consultant within such fifteen (15) day period, then a third Consultant shall be selected by the AAA office in Houston, Texas consistent with the selection criteria set forth in this Section and with due regard given to input from the Parties and the other Consultants. Any Consultant appointed pursuant to this Agreement (y) shall not have worked as an employee of or performed other material work for any Party or its Affiliates within the preceding five (5) year period or have any financial interest in the dispute (except de minimis publicly traded securities with respect to any Party or its Affiliates), and (z) shall agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Consultants in the process of resolving such dispute. The costs and expenses of the Consultant shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Buyer and the Seller shall each present to the Consultant, with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit, or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant. In making their determination, the Consultant shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either the Buyer or the Seller, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, the Consultant may consult with and engage disinterested Third Parties to advise him, including petroleum engineers or environmental engineers. Within thirty (30) days following the submission of such written statements to the Consultant, applying the principles set forth in this Section 2.1, the Consultant shall make a determination of the matter submitted based solely on the single written statement of each Party. Notwithstanding anything herein to the contrary, the Consultant’s determination shall be limited to the selection of the proposal submitted by a Party for the resolution of the dispute related to each Title Defect, Environmental Defect or Title Benefit or matters related thereto, as applicable, submitted to the Consultant that best reflects the terms and provisions of this Agreement. The decision of the Consultant shall be in writing and conclusive and binding on the Seller and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. Any adjustments owing by one Party as a result of such determination by the Consultant will be paid in accordance with Section 2.9 hereof. The Consultant shall act as expert for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific title or environmental disputes presented to him or her and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either the Buyer or the Seller. In addition, the Consultant shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Consultant in the process of resolving such disputes.

2.1.14
If the Parties have mutually agreed upon (or the Consultant shall have finally determined) the amount of any Purchase Price adjustment required to be made pursuant to the terms of this Section 2.1 in respect of a Title Benefit or in respect of a Title Defect or Environmental Defect that the Seller has elected not to Cure or that otherwise remains un-Cured after the expiration of the Cure Period, in each case, (a) prior to the date the Closing Statement is initially delivered by the Seller to Buyer pursuant to Section 2.7, then such amount will be included in the Purchase Price adjustments to be made at Closing, (b) after the foregoing date but prior to the date the Final Statement is initially delivered by the Seller to Buyer pursuant to Section 2.8, then such amount will be included in the Purchase Price adjustments to be made after Closing in accordance with the Final Statement, or (c) after both such dates, then such amount will be paid after the Closing in accordance with Section 2.9.

2.1.15
Notwithstanding anything to the contrary in this Agreement, except for the indemnity provided under Section 10.2 as it relates to breaches of the representations and warranties in Sections 3.8, 3.21, and 3.22, the representations and warranties contained in the Seller’s Certificate delivered by the Seller at Closing (to the extent relating to Sections 3.8, 3.21 and 3.22), the special warranty of Defensible Title provided by the Seller in the Assignment, the Retained Liabilities, and the Buyer’s termination rights set forth in Section 11.1, Section 2.1 is intended to be the sole and exclusive remedy that the Buyer and its respective Affiliates, as applicable, shall have against the Seller Indemnified Parties with respect to any matter or circumstance relating to (i) title to the Properties; and (ii) Environmental Laws, the release of Hazardous Materials into the environment or protection of the environment or health. Except to the limited extent necessary to enforce the terms of Section 2.1 and the indemnity provided under Section 10.2 as it relates to breaches of the representations and warranties in Sections 3.8, 3.21, and 3.22, the representations and warranties contained in the Seller’s Certificate delivered by the Seller at Closing (to the extent relating to Sections 3.8, 3.21, and 3.22), the special warranty of Defensible Title provided by the Seller in the Assignment, the Retained Liabilities, and Buyer’s termination rights set forth in Section 11.1, Buyer (on behalf of itself, its Affiliates and their respective insurers and successors in interest) hereby releases, discharges and waives any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnified Parties with respect to any matter or circumstance relating to (i) title to the Properties; and (ii) Environmental Laws, the release of materials into the environment or protection of the environment or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER INDEMNIFIED PARTIES, BUT EXCLUDING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, FRAUD OR INTENTIONAL MISREPRESENTATION. Except for the special warranty of Defensible Title provided by the Seller in the Assignment and the indemnity provided under Section 10.2 as it relates to the representations and warranties in Sections 3.8, 3.21, and 3.22, the representations and warranties contained in the Seller’s Certificate delivered by the Seller at Closing (to the extent relating to Sections 3.8, 3.21, and 3.22) and the Retained Liabilities (a) Buyer acknowledges that the Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to title to the Properties and (b) except as expressly provided in Section 3.8, the Buyer acknowledges that the Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to the release of materials into the environment or protection of the environment or health.

2.2
Preferential Rights to Purchase; Consents to Assignment. Within ten (10) Business Days after the Execution Date, the Seller shall use the Allocated Values to provide any required notifications to the holders of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right, in compliance with the contractual provisions applicable to such PPR, to purchase a Property (or any part thereof) (“PPR”), requesting irrevocable and unconditional waivers thereof, in connection with the transactions contemplated hereby. Within ten (10) Business Days after the Execution Date, the Seller will send letters seeking applicable consents, in each case in compliance with the contractual provisions applicable thereto, pertaining to the transactions contemplated hereby, including Required Consents, but excluding Customary Post-Closing Consents. The Seller will thereafter use its commercially reasonable efforts (at no cost to the Seller) to promptly obtain all waivers of PPRs and consents, including Required Consents, and the Buyer

(at no cost to the Buyer) will provide any reasonable assistance requested by the Seller to ensure that waivers and consents are promptly granted. Notwithstanding anything to the contrary contained herein, if the Seller satisfies its obligations under this Section 2.2, the Seller shall have no liability to the Buyer for failure to obtain such consents or waivers. After Closing, the Parties shall cooperate to ensure that remaining Required Consents are promptly granted.

2.2.1
If, as of the Closing Date, a holder of a PPR has notified the Seller that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), or if the PPR has not been exercised or waived and the time for exercising such PPR has not expired, then the Properties covered by that PPR (the “Excluded PPR Properties”) will not be sold to the Buyer (subject to the remaining provisions in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of the Properties subject to such PPR. If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent, then the Properties (or portions thereof) covered by that Required Consent will not be conveyed to the Buyer at Closing and the Purchase Price will be reduced by the Allocated Value of the Properties (or portions thereof) subject to such Required Consent.

2.2.2
If, with respect to an Excluded PPR Property, the time to exercise the applicable PPR has expired or if for any reason the purchase and sale of such Excluded PPR Property is not or cannot be consummated with the holder of the PPR that exercised its PPR (whether exercised prior to or after the Closing), then the Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller shall sell, assign, and convey to the Buyer and the Buyer shall purchase and accept from the Seller such Property pursuant to the terms of this Agreement and for the Allocated Value of such Property, subject to adjustments in accordance with this Section 2. If a Property has been excluded at the Closing due to a failure to obtain a Required Consent in accordance with Section 2.2.1, and if a Required Consent is received or deemed received pursuant to the terms of the underlying agreement within six (6) months after the Closing Date, then the Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller shall sell, assign, and convey to the Buyer and the Buyer shall purchase and accept from the Seller such Property pursuant to the terms of this Agreement and for the Allocated Value of such Property, subject to adjustments in accordance with this Section 2.

2.2.3
Properties excluded pursuant to Section 2.2 will not be deemed to be affected by Title Defects or be subject to Section 2.1 and the Allocated Value of such excluded properties shall not be applied towards the Aggregate Deductible.

2.3
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mcf amount of the wellhead Gas Imbalances multiplied by a per mcf price equal to the NYMEX end of month index for the month preceding the Effective Time (upward for underage and downward for overage); and (b) the mmbtu amount of any pipeline Gas Imbalances or throughput obligations attributable to the Seller’s interest in the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu determined in accordance with the contract governing such pipeline or throughput obligation (upward for over deliveries and downward for under deliveries).

2.4
Casualty Loss. If, after the Effective Time but prior to the Closing Date, any portion of the Properties is damaged, destroyed or taken by condemnation or eminent domain or suffers a reduction in value as a result of a Casualty (a “Casualty Loss”), then, subject to Section 6.5 and Section 7.5, the Buyer will nevertheless be required to close and be conveyed such affected portion of the Properties by the Seller, and the Purchase Price will be adjusted in an amount equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss; provided, however, that to the extent that the amount of such Casualty Loss is greater than the downward adjustment to the Purchase Price under this provision, Buyer shall be entitled to all of Seller’s rights to insurance and other claims against third parties with respect to the applicable Casualty Loss.

2.5
Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable Hydrocarbons attributable to the Properties remitted to the Buyer but attributable to the period on or before the Effective Time, such value to be the actual price paid or, if not yet sold, the current contract price, less Taxes, royalties, overriding royalties, marketing fees, gravity adjustments and other burdens deducted by the purchaser of such oil or other liquid Hydrocarbons; (b) the amount of all expenditures authorized under Article 5 incurred and actually paid by the Seller in connection with the ownership, operation and maintenance of the Properties (including capital expenditures, rentals, overhead, royalties, prepayments, operating, drilling and completion costs and, without duplication, other charges and expenses billed under applicable operating agreements) attributable to the period on or after the Effective Time, (c) the amount of any and all prepaid utilities, rentals, deposits and any other prepays (other than Taxes) applicable to the period on or after the Effective Time that are attributable to the Properties; (d) the amount of all Asset Taxes allocated to the Buyer pursuant to Section 13.23 but paid by the Seller; and (e) any other amount agreed upon by the Buyer and the Seller.

2.6
Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the value of all merchantable Hydrocarbons attributable to the Properties remitted to the Seller but attributable to the period after the Effective Time (net of royalties and other burdens, and production, severance and similar Taxes measured by or payable out of production); (b) the amount of all expenditures incurred and paid by the Buyer in connection with the ownership, operation and maintenance of the Properties (including capital expenditures, rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and expenses billed under applicable operating agreements) attributable to the period prior to the Effective Time; (c) the amount of all Asset Taxes allocated to the Seller pursuant to Section 13.23 but paid by the Buyer; (d) all downward adjustments under this Article 2, including (i) the amount of all agreed Title Defect Amounts and Environmental Defect Amounts in excess of the applicable Individual Defect Threshold and the Aggregate Deductible in accordance with Section 2.1 (provided that the Title Defect Amounts and Environmental Defect Amounts shall be adjusted to reflect agreed or finally determined Title Defects and Environmental Defects, as applicable, for purposes of determining the final Purchase Price in accordance with Section 2.8); (ii) the Allocated Values of any Properties excluded as a result of unobtained Required Consents and the Allocated Values of Excluded PPR Properties; and (iii) as provided in Section 2.4, the amount of all Casualty Losses; and (g) any other amount agreed upon by the Buyer and the Seller.

2.7
Closing Date Estimates. On or before two (2) Business Days prior to the Closing Date, the Seller will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a good faith, written statement (the “Closing Statement”) setting forth in detail the Seller’s reasonable good faith determination based upon the best information available at the time of each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments. Within one (1) Business Day of receipt of the Closing Statement, the Buyer will deliver to the Seller a written report containing all changes with the explanation therefor that the Buyer proposes to be made to the Closing Statement. The Closing Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing, provided that if the Parties do not agree upon an adjustment set forth in the Closing Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Closing Statement delivered by the Seller to the Buyer pursuant to this Section 2.7. Any final adjustments, if necessary, will be made pursuant to Section 2.8 of this Agreement.

2.8
Final Accounting. On or before the later of one hundred twenty (120) days after the Closing Date, or if applicable, the date of final determination of any title or environmental disputes under Section 2.1, the Seller (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer, a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 2.1) (the “Final Statement”). If the Buyer disputes any items in or the accuracy and completeness of the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, the Buyer will deliver to the Seller a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Seller within that period, the Final Statement as delivered by the Seller will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Buyer delivers a timely exception report, as soon as reasonably practicable, but in no event later than thirty (30) days after the Seller receives the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments to the Purchase Price. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after the Seller’s receipt of the Buyer’s exception report, either the Buyer or the Seller will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Buyer and the Seller shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the dispute in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement, and the Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific adjustment disputes presented to it and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to the Buyer or the Seller. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Referee in the process of resolving such disputes. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on the Parties, may be enforced against the Parties in any court of competent jurisdiction and the aggregate amount due to either the Buyer or the Seller pursuant to such Final Statement will be paid in accordance with Section 2.9.

2.9
Payments. Payments to be made following the Closing under this Section 2.9 shall be made by wire transfer of immediately available funds within ten (10) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) for the account of the receiving Party.

2.10
Purchase Price Allocation. The Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal Income Tax purposes among the Properties in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed by applicable Laws, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Statement is delivered pursuant to Section 2.8 (the “Allocation”). If the Seller and Buyer reach an agreement with respect to the Allocation, (i) the Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) the Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), and neither the Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Laws; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

3.    Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer the following as of the date hereof and as of the Closing Date:

3.1
Organization, Good Standing. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified and/or licensed, as may be required, and in good standing in the State of North Dakota and the State of Montana.

3.2
Legal Requirements. The Seller has all requisite power to own and lease the Properties. No consent, approval, or authorization of, or designation, or filing with, or notice to any Governmental Authority is required on the part of the Seller in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

3.3
No Breach. Except as disclosed in Schedule 3.3, the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby do not and will not: (a) violate, conflict with, result in an acceleration of, give rise to a right of acceleration of, or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation under or result in an acceleration of any term or provision of, or give rise to any right of termination or cancellation under any of the terms, conditions or provisions of, the Articles of Organization or any other governing document of the Seller or any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Seller is a party or by which the Seller or the Seller’s interest in any of the Properties is bound; (b) violate, conflict with or constitute a breach of any Law applicable to the Seller or by which the Seller or its interest in any of the Properties is bound, or any instrument constituting a Real Property Interest or Lien; or (c)  result in the creation, imposition or continuation of any adverse claim or interest, or any Lien of any nature whatsoever, on or affecting the Seller or its interest in the Properties.

3.4
Litigation. Except as disclosed in Schedule 3.4, with respect to the Seller, its Affiliates, the Properties, and the Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Properties (a) there are no Proceedings pending or, to the Seller’s Knowledge, threatened (in writing) against the Seller or its Affiliates involving Seller’s interest in the Properties (including any Proceedings initiated by or on behalf of landowners or royalty owners) or the transactions contemplated hereby, (b) there are no Proceedings pending or, to the Seller’s Knowledge, threatened before or by any Governmental Authority questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith, (c) to the Seller’s Knowledge, there are no pending or threatened (in writing) audits, demands, claims or investigations impacting the Seller or arising from or affecting its interest in the Properties (including any action challenging or pertaining to Seller’s title to any of the Properties or claiming a violation of Environmental Laws), or which would have a material and adverse effect on the Seller or the Seller’s ability to consummate the transactions contemplated hereby, and (d) to the Seller’s Knowledge, there is no Proceeding pending or threatened (in writing) against any other Working Interest owners of the Real Property Interests or Wells involving the Real Property Interests or Wells

3.5	Taxes. Except as disclosed in Schedule 3.5:

3.5.1	To the Seller’s Knowledge, Asset Taxes have been timely paid when due and are not in arrears.

3.5.2
All Tax returns required to be filed by the Seller with respect to the Properties have been properly prepared and timely filed, and all such tax returns are true, correct and complete in all material respects.

3.5.3	To the Seller’s Knowledge, there are no Liens on any of the Properties attributable to Taxes other than statutory Liens for Taxes that are not yet due and payable.

3.5.4
No deficiency for Asset Taxes has been asserted or assessed by any Governmental Authority in writing against the Seller (or, to the Seller’s Knowledge, has been threatened or proposed), except for Asset Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. No audit, litigation or other proceeding by any

Governmental Authority has been commenced against the Seller or presently is pending or, to the Seller’s Knowledge, threatened with respect to Asset Taxes attributable to the Seller’s interest in the Properties. No written claim has been made of the Seller by any Governmental Authority in a jurisdiction where the Seller does not pay Asset Taxes that it is or may be subject to taxation by that jurisdiction.

3.5.5	The Seller has not granted any waiver or extension of any statute of limitation with respect to the assessment of any Asset Tax.

3.5.6	None of the Properties are “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

3.5.7
None of the Properties are subject to any tax partnership agreement or are held in an arrangement treated, or required to be treated, as a partnership required to file a partnership income Tax Return under Subchapter K of the Code.

3.6
Compliance with Laws. Except as set forth on Schedule 3.6, the Seller has not violated any applicable Laws with respect to its ownership of the Properties. To the Seller’s Knowledge, during the period any third party has operated any Properties, those Properties have been operated, in compliance with the provisions and requirements of all applicable Laws, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters. This Section 3.6 does not include representations and warranties regarding Environmental Laws or any other environmental matter; such representations and warranties are exclusively addressed in Section 3.8.

3.7
Contracts. All Contracts material to the use, ownership or operation of Properties are listed in Schedule 3.7, including all Contracts of the types described as follows (such scheduled Contracts, collectively, the “Material Contracts”): (a) all Contracts that can reasonably be expected to result in an aggregate revenue to or aggregate payments by the owner of the Properties of One Hundred Thousand Dollars ($100,000) (net to the Seller’s interest in any such Contract) or more during any calendar year during the term of the Contract; (b) all farm-in or farm-out agreements, joint operating agreements, area of mutual interest, exchange, exploration, development, participation, acreage or cash contribution, shoot to ear, construction, purchase and/or acquisition agreements and any similar agreements of which any terms remain executory which materially affect any of the Properties (excluding oil, gas and mineral leases), including all contracts that include non-competition, area of mutual interest provisions, obligations for Seller or any of its Affiliates to drill additional wells or conduct other material development operations, or other provisions that purport to restrict, limit or prohibit the manner in which, or the locations in which, Seller (or the Buyer, as successor in interest to Seller) conducts business or operates the Properties; (c) all material Hydrocarbon purchase contracts, gathering contracts, processing contracts, transportation contracts, marketing contracts, disposal or injection contracts and all other similar contracts affecting any of the Properties which are not, by the terms thereof, subject to termination upon sixty (60) days or less notice; (d) all Contracts with Affiliates of the Seller which will be binding on the Properties after Closing; (e) any Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Properties will be subject after Closing; (f) all contracts which contain indemnity obligations that run with the Properties or that will be binding on the Properties after Closing; (g) any existing Contract that is a seismic or other geophysical acquisition or sharing agreement or license for which the Buyer will be liable, or pertains to Geological and Geophysical Information; (h) any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract, (i) all Contracts that constitute, mortgages, loans or similar agreements secured by any of the Properties, and (j) any amendments, modifications, supplements or extensions to any of the foregoing. To Seller’s Knowledge, each Material Contract is in full force and effect, and the Seller is not, and to the Seller’s Knowledge, no other party is in default thereunder, and no event has occurred that with notice or lapse of time or both would constitute a material default by the Seller or, to Seller’s Knowledge, any such other party. To the Seller’s Knowledge, the Seller has provided to the Buyer true, correct and complete copies of each Material Contract.

3.8	Environmental and Safety Matters. Insofar as it pertains to the Properties, except as set forth in Schedule 3.8:

3.8.1
To the Seller’s Knowledge, the Properties have been operated in material compliance with, and, to the Seller’s Knowledge, the Properties in all material respects comply with, all applicable Environmental Laws and with the terms and conditions of all environmental Permits except for prior instances of non-compliance that have been fully and finally resolved and cured in compliance with all applicable Environmental Laws and Governmental Authorities with jurisdiction over such matters.

3.8.2	There are no Proceedings against the Seller relating to an alleged or actual breach of Environmental Laws on or with respect to the Properties.

3.8.3
Neither Seller nor any of its Affiliates has received written notice from any Person of (a) any release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Properties that (i) interferes , prevents compliance by Seller, or causes a Property to be in violation or non-compliance, with any Environmental Law or the terms of any license or permit issued pursuant thereto, or (ii) gives rise to or results in any common law or other liability of Seller or any Affiliate of Seller to any Person; or (b) any environmental, health, or safety claim, demand, filing, or investigation, relating to the Properties.

3.8.4
With respect to the Properties, neither Seller nor any of its Affiliates has entered into nor is a party (directly or as a successor in interest) to any Proceeding or any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (i) is in existence, (ii) is based on any Environmental Laws that relate to the present or future use of any of the Properties, or (iii) requires any remediation or change in the present conditions of any of the Properties.

3.8.5	The Seller has provided the Buyer with all environmental, health or safety reports, assessments or documents relating to the Properties that are in its possession or under its control.

3.9
Authority. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Assignment and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and the Assignment and to consummate the transactions contemplated hereby. This Agreement is, and at Closing the Assignment will be, legal, valid and binding with respect to the Seller and are enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.10
Broker’s or Finder’s Fees. The Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

3.11	Foreign Person. The Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

3.12	Hedge Agreements. Neither the Properties nor the production therefrom are subject to any Hedge Agreements with respect to which the Buyer will have any obligations.

3.13	Personal Property. To the Seller’s Knowledge, all material tangible personal property constituting the Properties is in a state of repair so as to be adequate for normal operations.

3.14
Capital Projects. Except as set forth in Schedule 3.14, as of the Execution Date, to the Seller’s Knowledge, there are no outstanding authorizations for expenditures or other binding capital commitments relating to ownership of the Properties that could reasonably be expected to require expenditure exceeding individually One Hundred Thousand Dollars ($100,000.00) (net to the Seller’s interest).

3.15	Preferential Purchase Rights. Except as set forth in Schedule 3.15 attached hereto, there are no preferential rights to purchase or other similar rights that are applicable to the transfer of the Properties in connection with the transactions contemplated hereby.

3.16
Consents. Except for the preferential purchase rights set forth in Schedule 3.15, if any, and Customary Post-Closing Consents, Schedule 3.16 lists all Required Consents and other consents applicable in connection with the transfer of the Properties to the Buyer in accordance with the terms and conditions of this Agreement.

3.17
Operatorship. Except as set forth in Schedule 3.17, the Seller is not the operator of any of the Properties. Except as set forth in Schedule 3.17, no Affiliate of the Seller owns any direct right, title or interest in or to any of the Properties.

3.18
Imbalances; Take or Pay. Except as is disclosed in Schedule 3.18 as of the Effective Date: (a) to the Seller’s Knowledge, there are no production, pipeline, storage, processing, transportation or other imbalances or unsatisfied through-put obligations existing with respect to the Properties; (b) the Seller has not received any written notice of deficiency payments under gas contracts for which anyone has a right to take deficiency gas from the Properties, nor has the Seller received any payments for production which are subject to refund or recoupment out of future production; and (c) to the Seller’s Knowledge, the Seller has no obligation to deliver gas (or cash in lieu thereof) from its interest in the Properties to other owners of interest as a result of past production by the Seller or its predecessors in excess of the share to which they are entitled, nor any right to receive deliveries of gas (or cash in lieu thereof) with respect to its interest in the Properties from other owners of interest as a result of past production by the Seller or its predecessors of less than the share to which they were entitled.

3.19
Casualty Loss. To the Seller’s Knowledge, as of the Execution Date, there has been no material Casualty Loss during the period beginning on the Effective Time and ending on the Execution Date with respect to the Properties.

3.20
Wells. To the Seller’s Knowledge, except as set forth on Schedule 3.20 (a) all of the Wells have been drilled and completed within the boundaries of the applicable Leases or within the limits otherwise permitted by applicable Law, (b) no Well is subject to material penalties on allowable production after the Execution Date because of any overproduction or any other violation of applicable Laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time, (c) there are no wells on the Real Property Interests that the Seller or the applicable operator is obligated by applicable Law or contract to plug or abandon or that are temporarily abandoned or suspended that have not been plugged and abandoned in accordance with applicable Law.

3.21	Compliance with Leases and Easements; Royalties. The Seller has provided the Buyer with true and correct copies of all instruments constituting the Real Property

Interests and Easements, and all amendments, modifications, supplements, or extensions thereof. To the Seller’s Knowledge, the Seller is in compliance in all material respects with the instruments constituting the Real Property Interests and Easements, including all express and implied covenants thereunder. No written demands or notices of default or non-compliance or dispute (including those received electronically) with respect to the instruments constituting the Real Property Interests and Easements have been issued to or received by Seller that remain uncured or outstanding. To the Seller’s Knowledge, the instruments constituting the Real Property Interests are in full force and effect, and all bonuses, rentals, royalties (including shut-in royalties), overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon to the Real Property Interests that have become due and payable have been duly paid. To the Seller’s Knowledge no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default of any instruments constituting the Real Property Interests by any party thereto. To the Seller’s Knowledge, except as set forth on Schedule 3.21, all oil and gas production proceeds payable by the Seller (or on behalf of the Seller) to others from the Wells have been disbursed in accordance with all of the terms and conditions of the applicable Leases included in the Real Property Interests, other contracts and applicable Law, or if not so disbursed, are, to the Seller’s Knowledge, being properly held in suspense or contested in good faith in the normal course of business.

3.22
Non-Consent Operations; Reversionary Interests. Except as set forth on Schedule 3.22, (i) no operations are being conducted or have been conducted on the Properties with respect to which the Seller has elected or been deemed to have elected to be a non-consenting party under the applicable operating agreement or other agreement and with respect to which all of the Seller’s rights have not yet reverted to it; (ii) Seller has not failed to participate in, the drilling or reworking of a well, any seismic program, or any other operation which would cause Seller (or after Closing, the Buyer) to suffer a penalty or lose or forfeit any interests in the Properties under any applicable operating agreement or Law. Except as described on Exhibit A-1, Exhibit A-2, or Schedule 3.22 and except for the usual and customary reversionary rights held by lessors under the Real Property Interests, to the Seller’s Knowledge, the Properties are not subject to any reversionary, back in or similar rights, the exercise of which would reduce the Seller’s Net Revenue Interests in the Properties to less than the Net Revenue Interest set forth on Exhibit A-1 or Exhibit A-2, as applicable.

3.23
No Bankruptcy; Value to Seller. There are no bankruptcy, reorganization, arrangement or receivership Proceedings pending, being contemplated by or, to the Seller’s Knowledge, threatened against the Seller. The Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.23, “insolvent” means that the sum of the Seller’s debts and other probable liabilities exceeds the present fair saleable value of the Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, the Seller will not have unreasonably small capital with which to conduct its present or proposed business and will have assets (calculated at fair market value) that exceed its liabilities. The Buyer was selected by the Seller to purchase the Properties after the Seller conducted an arms-length marketing process over a period of approximately two (2) months designed to obtain the fair market value for the Assets. The marketing process included a competitive auction process with offers received from multiple bidders. The Seller believes in good faith that the offer of the Buyer to Seller was the best offer obtained through such marketing process. Based upon the marketing process, the Seller believes that the Purchase Price is a fair market value for the Properties.

3.24
Insurance. Schedule 3.24 sets forth a list of all policies of insurance owned, held by or maintained by Seller or any of its Affiliates related to the Properties as of the date hereof, including the type of policy, the limits of the coverage and the deductible with respect thereto. Except as set forth in Schedule 3.24 during the period commencing January 1, 2016 through the date hereof, Seller has not (a) with respect to the Properties, received any written notice from the insurer under any insurance policy applicable to the Properties disclaiming coverage with respect to a particular claim or policy or (b) made any material claim under such policies related to the Properties.

3.25
Payment of Expenses. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all Asset Taxes) that have been billed to Seller relating to the ownership or operation of the Properties, are being paid (timely, and before the same become delinquent) by Seller and Seller is not delinquent on any such expenses.

4.    Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller the following:

4.1
Organization, Good Standing. The Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the limited partnership power and authority to acquire and own the Properties and to conduct business in the State of North Dakota and the State of Montana.

4.2
Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Neither the partnership agreement of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by the Buyer’s execution and consummation of this Agreement.

4.3
No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or Proceeding, pending or threatened or any other restriction of any kind or character specific to the Buyer, which would affect the Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.4
Authorization. The Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Assignment and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and the Assignment and to consummate the transactions contemplated hereby. This Agreement and the Assignment are legal, valid and binding with respect to the Buyer and are enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5
No Breach. The execution, delivery, performance, and consummation of this Agreement and the transactions contemplated hereby do not and will not: (a) violate any provision of the certificate of formation or any other governing document of the Buyer; or (b) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Seller incurring any Loss or liability therefrom.

4.6
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

4.7
Litigation. There are no Proceedings pending or, to the Buyer’s Knowledge, threatened in writing against the Buyer questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith, or which would have a material adverse effect on the Buyer or the Buyer’s ability to consummate the transactions contemplated hereby.

4.8
Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Seller will have any responsibility whatsoever.

4.9	Qualifications. As of the Closing, the Buyer will be qualified with all applicable Governmental Authorities to own the Properties.

4.10
Funding; Investment. The Buyer has available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties and the Buyer is aware of the risks of such investments. The Buyer acknowledges that the Seller has not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement, the Seller’s Certificate or in the Assignment, and the Seller shall have no liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Seller or the Properties that is not contained in this Agreement, the Seller’s Certificate or the Assignment. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Laws.
5.    Covenants. The Parties hereby covenant and agree to perform the following:

5.1
Access to Information. Insofar as related to the Properties or the ownership, lease or operation thereof, from the Execution Date to the Defect Notice Date, the Seller will give to the Buyer and to the Buyer’s agents and representatives, reasonable access to all of the Records of the Seller (in an industry standard or already existing electronic format, to the extent available) and the Seller will cause its officers and employees to furnish to the Buyer and to the Buyer’s agents and representatives such operating data and other information with respect to the Properties as the Buyer or the Buyer’s agents and representatives may, from time to time, reasonably request; provided, however, that (a) any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of the Seller, and (b) the Seller shall not be required to provide any of the foregoing information to the extent that the Seller is prohibited by any Third Party agreement from sharing such information with the Buyer, and for which no consent to share such information with the Buyer is obtained following reasonable efforts to obtain (at no cost to the Seller) such consent; provided that the Seller shall notify the Buyer of the general type of information that the Seller is unable to provide as a result of its inability to obtain any such consent and shall use its commercially reasonable efforts to obtain customary waivers of confidentiality. Until Closing, subject to the Confidentiality Agreement, all information or data provided or made available by the Seller shall be held by the Buyer as confidential information or data and the Buyer shall not use any of the same except in connection with the transactions set forth in this Agreement in accordance with the terms of the Confidentiality Agreement. In the event this Agreement is terminated prior to the Closing, the Buyer shall return to the Seller (or, at the Buyer’s election, certify the destruction of) all copies of all such information and data to the extent required by the Confidentiality Agreement.

5.2	Conduct of Business. From and after the Execution Date until Closing, the Seller will:

5.2.1
continue to own and administer the Properties (i) in the Ordinary Course of Business and (ii) in accordance with all applicable Laws and the terms of the Real Property Interests, Easements, Contracts and Permits;

5.2.2	to the extent Seller currently conducts these actions in the Ordinary Course of Business and to the extent allowed under the terms of the Seller Credit

Agreement, timely pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, minimum royalties and development and operating expenses, Asset Taxes, renewal and extension payments required to renew and extend the Real Property Interests, and other payments or expenses incurred with respect to the Properties in the Ordinary Course of Business and perform all other acts that are necessary to maintain the Seller’s rights in and to the Real Property Interests, Easements, Permits and Contracts in full force and effect until the Closing;

5.2.3	keep the Buyer reasonably informed regarding current and proposed operations relating to the Properties, and consult with the Buyer regarding drilling and completion operations on the Properties;

5.2.4	maintain insurance coverage on the Properties presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;

5.2.5.	maintain the books of account and records relating to the Properties in the Ordinary Course of Business, in accordance with the usual accounting practices of the Seller and GAAP;

5.2.6.
upon Seller acquiring Knowledge thereof, give prompt written notice to the Buyer of (i) any emergency with respect to the Properties or any related emergency operations, (ii) any written notice received or given by the Seller with respect to any alleged material breach by the Seller or any other Person of any instrument constituting a Real Property Interest, Permit, Easement or Contract, (iii) any written notice of any material damage to or destruction of any of the Properties and (iv) any written notice received by the Seller or any of its Affiliates of any material claim relating to the Properties asserting any breach of contract, tort or violation of Law or any Proceeding by or before a Governmental Authority; and

5.2.7.	furnish the Buyer with copies of all drilling, completion and workover AFEs or forced pooling applications within three (3) days after receipt from Third Parties or generation by the Seller.

5.3
Certain Restrictions Regarding the Conduct of Business. Except as required by Law, required by permit or as specifically contemplated by this Agreement, from and after the Execution Date until Closing, the Seller shall not, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld):

5.3.8	convey, encumber, abandon or otherwise dispose of any part of the Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the Ordinary Course of Business;

5.3.9
except pursuant to those authorizations for expenditures or other binding capital commitments set forth on Schedule 3.14, expend any funds in respect of the Properties in excess of Fifty Thousand Dollars ($50,000.00) (net to the Seller’s interest), per operation or per Well, or commence, propose, commit or elect to participate or not to participate or elect or be deemed to have elected to “non-consent” in any single drilling, reworking, or other operation with respect to the Wells or Real Property Interests (i) which would be reasonably anticipated to require future capital expenditures in excess of Fifty Thousand Dollars ($50,000.00) (net to the Seller’s interest) per operation or per Well, except in the event of an emergency requiring immediate action to protect life, prevent environmental contamination, or safety, or to the extent necessary to maintain Seller’s interest in the Wells (in which case, Seller shall promptly provide written notice to Buyer of such operation); or (ii) which would cause the Seller or the Buyer to suffer a penalty or lose or forfeit any interest in the Properties under any applicable operating agreement, contract or Law; provided, however, that Seller shall not be required to participate in any operation if such participation will result in the breach or violation of the Seller Credit Agreement;

5.3.10
except where necessary to prevent the termination of any portion of a Lease, propose the (a) drilling of any additional wells, (b) deepening, sidetracking, plugging back or reworking of any existing wells or (c) abandonment of any Wells;

5.3.11	let lapse any of the Seller’s insurance with respect to the Properties as of the Execution Date (other than the natural lapsing of such coverage by its terms);

5.3.12
except in the Ordinary Course of Business enter into any agreement, contract or commitment affecting the Properties; provided, however, Seller may amend the Seller Credit Agreement and any security agreement, mortgage, deed of trust or other collateral document thereunder without the consent of Buyer, in which case, Seller shall promptly notify Buyer and deliver a copy of any such amendment;

5.3.13
amend, cancel, change the terms of, extend, terminate, execute or otherwise let lapse any Contract or commitment provided, however, Seller may amend the Seller Credit Agreement and any security agreement, mortgage, deed of trust or other collateral document thereunder without the consent of Buyer, in which case Seller shall promptly notify Buyer and deliver a copy of any such amendment;

5.3.14
commence, release or settle any Proceeding or waive any claims or rights of value, in each case, attributable to the Properties; provided, however, Seller may agree to settle or waive claims related to item 2 on Schedule 3.4 without the consent of Buyer; in which case, Seller shall promptly notify Buyer and deliver a copy of any such release, settlement or waiver;

5.3.15
only with respect to any Hydrocarbon production, severance, sales or excise Taxes (i) make, change or revoke any Tax election, (ii) change an annual accounting period, (iii) adopt or change any accounting method with respect to Taxes, (iv) file any amended Tax Returns, (v) enter into any closing agreement, (vi) settle or compromise any Tax claim or assessment, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment; or

5.3.16	commit to do anything described in the foregoing Sections 5.3.1 through 5.3.8.

5.4
Consents and Operations. From and after the Execution Date, the Seller will use reasonable efforts to obtain the Required Consents and each of the Parties will use commercially reasonable efforts to obtain any other approvals that may be required of it in order to consummate the transactions contemplated by this Agreement and to cause the conditions and agreements in Sections 6, 7 and 8 of this Agreement that are to be satisfied or performed by it to be satisfied and performed, whether prior to or after the Closing Date.

5.5
Revenues Held For Benefit of the Other Party. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time (other than with respect to inventory purchased by the Buyer pursuant to Section 2.5(a)) or attributable to any of the Excluded Assets; or (b) the Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, shall promptly deliver such funds to the appropriate Party within fifteen (15) Business Days of receipt thereof.

5.6
Revenues and Expenses. For all purposes, including adjustments to the Purchase Price under Section 2 of this Agreement, the Seller and the Buyer will properly allocate revenues and expenses (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. Subject to the indemnity rights of each Party provided herein, all such expenses incurred in the operation of the Properties before the Effective Time will be borne by the Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time (other than with respect to inventory purchased by the Buyer pursuant to Section 2.5(a)) will be the property of the Seller, and all such expenses incurred in the operation of the Properties after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties after the Effective Time will be the property of the Buyer.

5.7	Marketing Process Records. The Seller shall retain from the Closing until the fourth (4th) anniversary of the Closing Date all of the Seller’s and its Affiliates’ records relating to the marketing process of the Properties and shall not destroy any such records without the Buyer’s prior written consent (which consent may be withheld, conditioned or delayed in the Buyer’s sole discretion).

5.8
Insurance. Without limiting the rights of the Buyer and the Buyer Indemnified Parties set forth elsewhere in this Agreement, after the Closing, the Seller shall, and shall cause its Affiliates to (at no out-of-pocket cost to Seller) cooperate with Buyer and use commercially reasonable efforts to submit and pursue claims and recover proceeds on behalf of the Buyer and its Affiliates (at Buyer’s cost) relating to pre-Closing occurrences related to Assumed Obligations (whether or not known as of the Closing) under any of the occurrence-based policies issued at any time prior to the Closing under which the Properties were insured and the Seller shall not, and shall not permit any of its Affiliates to, release, commute, buy-back or otherwise eliminate coverage (other than the natural lapsing of such coverage by its terms) applicable to the Properties under any such policy (provided, however, that Seller has no obligation to renew coverage or otherwise purchase new coverage). The Seller shall, or shall cause its Affiliates to, provide the Buyer with such updated insured loss information with respect to pre-Closing occurrences relating to the Properties as Buyer may reasonably request from time to time following the Closing.

5.9
Geological and Geophysical Information. Upon the Buyer’s request, the Seller shall use its commercially reasonable efforts to obtain the consent (at no cost to the Seller, unless the Buyer agrees to pay such costs on behalf of the Seller) from a Third Party to share any information any Geological and Geophysical Information owned by such Third Party.

5.10
Records. Upon the Buyer’s request, the Seller shall use its commercially reasonable efforts to obtain from a Third Party (at no cost to the Seller, unless Buyer agrees to pay such costs on behalf of the Seller) permission to share information in Seller’s possession subject to any disclosure restriction held by such Third Party.

5.11
Notification of Breaches. Each Party (the “Notifying Party”) shall notify the other Party promptly after the Notifying Party obtains Knowledge that any representation or warranty of the other Party contained in this Agreement is untrue or will be untrue as of the Closing Date or that any covenant or agreement to be performed or observed by the other Party prior to or on the Closing Date has not been or will not be so performed or observed.

5.12
Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right (but not the obligation) until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter occurring after the Execution Date or to which Seller, as of the Execution Date, had no Knowledge. If the matters requiring addition, supplement or amendment to the Schedules have an adverse effect on the aggregate value of the Properties, then the Schedules to Seller’s representations and warranties contained in this Agreement, for all purposes other than Section 6 and the Seller’s Certificate under Section 8.2.2, shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto. For purposes of determining whether the conditions in Section 6 have been fulfilled and for purposes of the Seller’s Certificate under Section 8.2.2, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include not only that information contained therein on the Execution Date but also all information contained in any addition, supplement or amendment thereto.

5.13
Limitations on Representations and Warranties. EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS AGREEMENT, THE DOCUMENTS DELIVERED BY THE SELLER AT CLOSING, SELLER’S CERTIFICATE OR THE ASSIGNMENT(S), OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT(S), THE BUYER ACKNOWLEDGES THAT THE SELLER HAS NOT MADE, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING THOSE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR THE SELLER’S INTEREST THEREIN, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF THE SELLER, AND (C) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES.

5.13.1
EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER IN THIS AGREEMENT, THE DOCUMENTS DELIVERED BY THE SELLER AT CLOSING, SELLER’S CERTIFICATE OR THE ASSIGNMENT(S), THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A

PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (F) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (G) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND THE SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH THE SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

5.13.2
THE SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.13 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.13.3
THE BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS MATERIALS. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS MATERIALS. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM THE PROPERTIES. NOTHING CONTAINED IN THIS

SECTION 5.13.3 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT THE BUYER’S RIGHTS TO RAISE ENVIRONMENTAL DEFECTS UNDER SECTION 2.1 OR SELLER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.

5.13.4	NOTHING IN THIS SECTION 5.13 SHALL RELIEVE SELLER FOR ANY LIABILITY FOR FRAUD OR WILLFUL MISREPRESENTATION.
6.    Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by the Buyer (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

6.1
No Injunctions or Orders. No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.2
No Legal Proceedings. No Proceeding will have been commenced by any Third Party against the Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

6.3
Representations. All representations and warranties of the Seller contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

6.4
Performance. The Seller will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

6.5
Certain Asserted Matters, The aggregate value, as asserted by the Buyer in good faith, of all (a) Title Defects timely asserted by the Buyer that meet the Individual Defect Threshold, net of the value of all Title Benefits timely asserted by the Seller and used to offset such Title Defects, (b) Environmental Defects timely asserted by the Buyer that meet the Individual Defect Threshold (or, in the alternative and if applicable with respect to any Properties treated as Retained Assets pursuant to this Agreement, the Allocated Values of such Properties), (c) Casualty Losses, (d) Properties affected by PPRs that have been exercised or for which the election period has not expired, and (e) Properties affected by Required Consents that have been withheld, shall not exceed twenty percent (20%) of the unadjusted Purchase Price;

6.6	Termination. Neither the Buyer nor the Seller shall have exercised its right to terminate this Agreement pursuant to Section 11; and

6.7
Closing Deliverables. The Seller shall have delivered (or be ready, willing and able to deliver at Closing) to the Buyer the documents and other items required to be delivered by the Seller under Section 8.2.

7.    Seller’s Conditions Precedent. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by the Seller (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

7.1
No Injunctions or Orders. No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.2
No Legal Proceedings. No Proceeding will have been commenced against the Seller, the Buyer or any of their respective Affiliates, associates, officers or directors by any Third Party seeking to restrain, enjoin or prevent the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

7.3
Representations. All representations and warranties of the Buyer contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

7.4
Performance. The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.5	Termination. Neither the Buyer nor the Seller shall have exercised its right to terminate this Agreement pursuant to Section 11;

7.6
Certain Asserted Matters, The aggregate value, as asserted by the Buyer in good faith, of all (a) Title Defects timely asserted by the Buyer that meet the Individual Defect Threshold, net of the value of all Title Benefits timely asserted by the Seller and used to offset such Title Defects, (b) Environmental Defects timely asserted by the Buyer that meet the Individual Defect Threshold (or, in the alternative and if applicable with respect to any Properties treated as Retained Assets pursuant to this Agreement, the Allocated Values of such Properties), (c) Casualty Losses, and (d) Properties affected by Required Consents that have been withheld, shall not exceed twenty percent (20%) of the unadjusted Purchase Price; and

7.7
Closing Deliverables. The Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to the Seller the documents and other items required to be delivered by the Buyer under Section 8.1.

8.    The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing shall be conducted electronically (by fax, email or other electronic means) to the extent reasonably possible, but, if necessary, will take place at 10:00 a.m. local time in the offices of the Seller on the Closing Date (or if all conditions in Section 6 and Section 7 to be satisfied or waived prior to the Closing have not yet been satisfied or waived on such date, on the date that is two (2) Business Days after such conditions have been satisfied or waived, subject to the rights of the Parties under Section 11), at which Closing the documents and payments referred to in Sections 8.1 and 8.2 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties. Unless otherwise agreed, all transactions at the Closing shall be deemed to have occurred simultaneously.

8.1
Buyer’s Deliveries. At the Closing, and subject to the simultaneous performance by the Seller of its obligations under Section 8.2, the Buyer will deliver or cause to be delivered to the Seller and/or the Escrow Agent, as applicable, the following items, unless waived in writing by the Seller:

8.1.1
Purchase Price. The Purchase Price (less (a) the Deposit, and (b) any amounts to be deposited into the Escrow Account on account of Title Defects or Environmental Defects pursuant to Section 2.1.12 as adjusted pursuant to Section 2; provided that, notwithstanding anything herein to the contrary, if the sum of all amounts to be deposited into the Escrow Account pursuant to Section 2.1.12 is greater than the Deposit, then Buyer shall only deposit an amount equal to the difference between (i) the sum of all amounts required to be deposited into the Escrow Account pursuant to Section 2.1.12 and (ii) the Deposit into the Escrow Account;

8.1.2	Certificate. A Buyer’s Certificate executed by an authorized officer of the Buyer;

8.1.3
Assignments. An original counterpart of the Assignment for each County in which any of the Real Property Interests, Wells or Units are located (including any appropriate state, federal or Indian conveyances) executed by an authorized officer of the Buyer covering all of the Real Property Interests, Wells and Units (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.1.4	Closing Statement. A Closing Statement executed by an authorized officer of the Buyer;

8.1.5
Escrow Instructions. If the sum of all amounts required to be deposited into the Escrow Account pursuant to Section 2.1.12 is less than the Deposit, written instructions executed by an authorized officer of the Buyer instructing the Escrow Agent to release an amount equal to the difference between (i) the Deposit and (ii) the sum of all amounts required to be deposited into the Escrow Account pursuant to Section 2.1.12; and

8.1.6	Additional Documents. Such additional documents as might be reasonably requested by the Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

8.2
Seller’s Deliveries. At the Closing, and subject to the simultaneous performance by the Buyer of its respective obligations under Section 8.1, the Seller will deliver or cause to be delivered to the Buyer the following items, unless waived in writing by the Buyer:

8.2.1
Assignments. An original counterpart of the Assignment for each County in which any of the Real Property Interests, Wells or Units are located (including any appropriate state, federal or Indian conveyances) executed by an authorized officer of the Seller covering all of the Real Property Interests, Wells and Units (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.2.2	Certificate. The Seller’s Certificate executed by an authorized officer of the Seller;

8.2.3	Non-Foreign Status Certificate. The Non-Foreign Status Certificate executed by an authorized officer of the Seller in substantially the same form attached hereto as Exhibit C;

8.2.4	Letters in Lieu. Letters in lieu for each purchaser of production with respect to each Well;

8.2.5
Releases. Duly executed and/or acknowledged releases and terminations of any debt instruments, mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other Liens burdening the Seller’s interest in any of the Properties, in forms reasonably acceptable to the Buyer and in sufficient counterparts to facilitate recording in each county in which the Properties are located, as applicable, or (for terminations of financing statements) filing with the Secretary of State in the state where the Seller is organized;

8.2.6
Escrow Instructions. If the sum of all amounts required to be deposited into the Escrow Account pursuant to Section 2.1.12 is less than the Deposit, written instructions executed by an authorized officer of the Seller instructing the Escrow Agent to release an amount equal to the difference between (i) the Deposit and (ii) the sum of all amounts required to be deposited into the Escrow Account pursuant to Section 2.1.12; and;

8.2.7	Closing Statement. A Closing Statement executed by an authorized officer of the Seller;

8.2.8	Seller Parent Guaranty. A parent guaranty from Natural Resource Partners L.P. in substantially the same form attached hereto as Exhibit E; and

8.2.9	Additional Documents. Such additional documents as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3	Post-Closing Adjustments. The Buyer and the Seller agree that the Purchase Price may be further adjusted after the Closing Date in accordance with the provisions of Section 2 of this Agreement.

8.4
Post-Closing Deliveries. The Seller shall deliver to the Buyer, at Buyer’s cost, originals of all Records as promptly as practicable, but no later than thirty (30) days after the Closing Date. The Seller shall provide the Buyer access to all Records from the Closing until the date the Records are delivered to the Buyer.

8.5
Costs. The Seller will pay the Seller’s attorney fees and other expenses, and the Buyer will pay the Buyer’s attorney fees and other expenses and the recording costs for the Assignments. The Buyer and Seller shall each bear and pay one-half of all recording fees and Transfer Taxes owing in connection with the transactions contemplated by this Agreement. The Parties agree to cooperate with each other in demonstrating that the requirements for exemptions from any of the foregoing Taxes, if any, have been met.

8.6
Risk of Loss. As of the consummation of the Closing and subject to the terms and conditions of this Agreement, the Assignment and the other transaction documents, beneficial ownership and the risk of loss of the Properties will pass from the Seller to the Buyer effective from and after the Effective Time.

9.    Press Releases. No Party shall make any press release or other public announcements concerning the transactions contemplated by this Agreement, without the consent of the other Party, which consent shall not be unreasonably withheld; provided that, notwithstanding anything to the contrary in this Section 9, the Seller shall not disclose the identity of the Buyer or its Affiliates without the prior written consent of the Buyer, which may be granted or withheld in the Buyer’s sole discretion. Any Party desiring to make a public announcement shall first give the other Party forty-eight (48) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement or including a copy of this Agreement in a public filing if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded; provided that the foregoing procedure of written notification shall, subject to the requirements of such Laws and rules, first be followed. Notwithstanding the foregoing, nothing herein shall prevent the Buyer from making any disclosure concerning this transaction in ordinary course communications with its directors, officers, employees and investors.
10.    Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1
Assumed Obligations and Retained Liabilities. Upon the consummation of the Closing, the Buyer hereby assumes and shall be responsible for all of the Assumed Obligations. The Seller shall retain and be responsible for all of the Retained Liabilities.

10.2
Seller’s Indemnification. Upon the consummation of the Closing, the Seller hereby agrees to PAY, DEFEND, INDEMNIFY, REIMBURSE AND HOLD HARMLESS the Buyer, its respective Affiliates and its and their respective directors, officers, agents, partners, members and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees) (“Loss”) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default by the Seller of any representation or warranty of the Seller set forth in this Agreement (or in the Certificate signed by the Seller) or any breach of or failure by the Seller to perform any covenant or obligation of the Seller set forth in this Agreement (other than representations, warranties, covenants or obligations covered under Section 10.2(b), Section 10.2(c) or Section 10.2(d)); (b) any Retained Liability; (c) any Proceeding, if any, set forth in Schedule 3.4 or required to be set forth in Schedule 3.4 to the extent attributable to actions, omissions, occurrences or conditions occurring prior to the Closing Date; (d) Seller Taxes; and/or (e) information contained in an addition, supplement or amendment to a Schedule made by Seller under Section 5.12.

10.3
Buyer’s Indemnification. Upon the consummation of the Closing the Buyer hereby agrees to PAY, DEFEND, INDEMNIFY, REIMBURSE AND HOLD HARMLESS the Seller, its Affiliates and its and their respective directors, officers, agents, partners, members and employees (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach or default by the Buyer of any representation or warranty of the Buyer set forth in this Agreement (or in the Certificate signed by the Buyer) or any breach of or failure by the Buyer to perform any covenant or obligation of the Buyer set forth in this Agreement (other than representations, warranties, covenants or obligations covered under Section 10.3(b)); or (b) any Assumed Obligation.

10.4
EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTION 10.2 OR SECTION 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

10.5
Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will promptly give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding by a Third Party with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will promptly give written notice to the indemnifying Party of the commencement of such action, accompanied by a copy of all papers, if any, served with respect to the action or proceeding; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.6
Defense. If any action discussed in Section 10.5 is brought against an indemnified party by a Third Party, the indemnifying Party will be entitled to participate in and to assume the defense thereof, with counsel reasonably acceptable to the indemnified party, to the extent that it may wish, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnified party shall have the right to participate, at its own expense, in the defense of such claim; provided that the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume and diligently prosecute the defense of such claim. The indemnifying Party will keep the indemnified party reasonably informed of the status of any such Third Party action. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume and diligently prosecute such defense, the expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying Party shall consent to entry of any judgment or enter into any settlement or compromise with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment, settlement or compromise involves only the payment of monetary damages by the indemnifying Party (which monetary damages are less than or equal to any cap applicable thereto), does not require any payment by or impose an injunction or other equitable relief or any other obligation upon the indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement or compromise of any such action, the defense of which has been assumed and diligently pursued by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.7	Certain Limitations on Indemnity Obligations.

10.7.1
No claim of any indemnified party pursuant to Section 10.2(a) or Section 10.3(a) shall be made hereunder unless the amount of such claim exceeds an amount equal to One Hundred Thousand Dollars ($100,000.00) (each an “Individual Claim”). In addition, no claim of any Buyer Indemnified Party pursuant to Section 10.2(a) shall be made hereunder until the sum total of the amounts of (i) all un-Cured Title Defects that exceed the Individual Defect Threshold for Title Defects (after offsetting any Title Benefits), (ii) all un-Cured Environmental Defects that exceed the Individual Defect Threshold for Environmental Defects and (iii) all Individual Claims of Buyer exceeds three percent (3%) of the Purchase Price in the aggregate (the “Aggregate

Deductible”). If the sum total of the amounts of (x) all of the Buyer’s or the Buyer Indemnified Parties’ Individual Claims, (y) all un-Cured Title Defects that exceed the Individual Defect Threshold for Title Defects (after offsetting any Title Benefits), and (z) all un-Cured Environmental Defects that exceed the Individual Defect Threshold for Environmental Defects exceeds the Aggregate Deductible, then the Seller’s obligations under Section 10.2(a) shall be limited to the amount by which sum total of the amounts of the items described in (x), (y) and (z) above exceeds the Aggregate Deductible. No claim of any Buyer Indemnified Party pursuant to Section 10.2(e) shall be made hereunder unless the amount of such claim exceeds an amount equal to Three Hundred Thousand Dollars ($300,000.00), and any such claim pursuant to Section 10.2(e) shall not be subject to, and shall not count towards, the Aggregate Deductible. In addition, no claim of any Seller Indemnified Party pursuant to Section 10.3(a) or Section 10.2(e) shall be made hereunder until the total of all Individual Claims of Seller exceed three percent (3%) of the Purchase Price in the aggregate. The limitations in this Section 10.7.1 shall not apply to breaches of any of the Fundamental Representations or Tax Representations.

10.7.2
In no event will the Seller’s aggregate liability under Section 10.2(a) exceed fifteen percent (15%) of the unadjusted Purchase Price. The limitations in this Section 10.7.2 shall not apply to breaches of any of the Fundamental Representations or Tax Representations.

10.7.3
The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any amounts actually recovered by the indemnified Party under any insurance policies (after taking into account increased premiums or cost of collections).

10.7.4
Notwithstanding anything stated herein to the contrary: no Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement (to the extent of such adjustment). Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the Aggregate Deductible is not exceeded, are not subject to the terms of this Section 10, may not be claimed under this Section 10 and may not be included for purposes of determining whether the limitations set forth in this Section 10.7 have been met.

10.7.5
Notwithstanding anything else to the contrary herein, the Parties agree that adjustments to the Purchase Price as provided for in Section 2 are not subject to the limitations contained in this Section 10.7.

10.7.6
Any indemnity payments made by a Party pursuant to this Section 10 shall be treated as an adjustment to the Purchase Price for federal, state and local Income Tax purposes unless otherwise required by applicable Law.

10.7.7
The Buyer and the Seller acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, the Buyer and the Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

10.8
Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 2, 10.2, and 10.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Section 2, Section 3, Section 4 and Section 5 and this Section 10 and the affirmations of such representations, warranties, covenants and agreements contained in the Certificate delivered by each Party at Closing; in each case, except for the special warranty of Defensible Title in the Assignment. Except for (a) the remedies contained in Sections 2, 10.2, and 10.3, (b) subject to the terms hereof, any other remedies available to the Parties at Law or in equity for breaches of provisions of this Agreement other than Section 2, Section 3, Section 4 and Section 5 and this Section 10, (c) the special warranty of Defensible Title in the Assignments and (d) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the Assignments delivered by the Seller and the Certificates delivered by the Parties, as applicable), from and after the Closing, the Buyer and the Seller each releases, remises and forever discharges the other and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all liabilities at Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of this Agreement, the consummation of the transactions contemplated hereby, the ownership, use or operation of the Properties prior to Closing, or the condition, quality, status or nature of the Properties prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by the Seller or any of its Affiliates.

11.    Termination. The Parties agree that this Agreement is subject to termination as follows:

11.1
Right to Terminate. Subject to Sections 11.2 and 11.3, this Agreement may be terminated (except for the provisions referenced in Section 11.2) at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following: (a) by mutual consent of the Seller and the Buyer; (b) by the Buyer, if the Seller has breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 6 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Seller shall have a period of five (5) days following receipt of such notice to attempt to cure the breach and the termination under this Section 11.1(b) shall not become effective unless the Seller fails to cure such breach prior to the end of such five (5) day period; (c) by the Seller, if the Buyer has breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 7 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of five (5) days following receipt of such notice to attempt to cure the breach and the termination under this Section 11(c) shall not become effective unless the Buyer fails to cure such breach prior to the end of such five (5) day period; (d) by the Seller if the Buyer fails to pay the Deposit on or before 5:00 p.m. (Central Time) on the second Business Day after the Execution Date; (e) by the Seller or the Buyer if the Closing shall not have occurred on or before September 1, 2016, provided that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement; (f) by the Buyer, if the condition set forth in Section 6.5 is not satisfied on or before the Closing Date; or (g) by the Seller, if the condition set forth in Section 7.6 is not satisfied on or before the Closing Date.

11.2
Effect of Termination. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 11.3, on the termination of this Agreement the Deposit will be refunded to the Buyer. If this Agreement is terminated in accordance with Section 11.1, only those provisions contained in this Section 11.2 and in Sections 8.5, 9, 13.1, 13.2, 13.5 through 13.8, 13.11 through 13.16, 13.18 and 13.19, and such defined terms in Section 1 as may be required to give meaning to such sections, shall survive termination of this Agreement. No termination of this Agreement under Section 11 shall relieve any Party of liability for breach of this Agreement arising prior to such termination, except with respect to the Buyer, in the event the Deposit is distributed to the Seller in accordance with Section 11.3.1.

11.3	Distribution of Deposit and Remedies Upon Termination.

11.3.1
If this Agreement is validly terminated by the Seller pursuant to Section 11.1(c) and the Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to Closing, then the Parties shall cause the Escrow Agent to release the Deposit to the Seller as liquidated damages as the Seller’s sole and exclusive remedy for any and all Losses, liabilities, obligations, payments, costs, expenses or damages suffered or incurred by the Seller or any other Person in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and all other remedies, including specific performance are hereby expressly waived by the Seller, and none of the Seller or any other Person shall be entitled to bring or maintain any claim, suit, action or proceeding against the Buyer arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, including any claim, suit, action or proceeding for injunction, specific performance or other equitable relief. Within two (2) Business Days following the valid termination of this Agreement by the Seller pursuant to Section 11.1(c), the Buyer and Seller shall provide joint written instructions to the Escrow Agent to release the Deposit to the Seller. The Seller and the Buyer agree that, in the event the Seller terminates this Agreement pursuant to Section 11.1(c) and is entitled to retain the Deposit as liquidated damages, as set forth in this Section 11.3.1, the amount of the Deposit is a reasonable estimate due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and the Seller and the Buyer agree that such amount would be a reasonable estimate of the Seller’s loss in the event of any such breach or failure to perform by the Buyer. Upon such termination, the Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any Person without any restriction under this Agreement.

11.3.2
If this Agreement is terminated for any other reason other than as set forth in Section 11.3.1, the Deposit shall be disbursed to the Buyer, free of any claims by the Seller, and within two (2) Business Days following any such termination of this Agreement, the Buyer and Seller shall provide joint written instructions to the Escrow Agent to release the Deposit to the Buyer.

12.    Remedies. In the event of a material breach by a Party of this Agreement, the other Party will be entitled to exercise all available remedies at Law, including, prior to the Closing, termination of this Agreement pursuant to Section 11 or the right to seek an injunction or to specifically enforce the terms or provisions of this Agreement provided, however, that if a Party terminates this Agreement in accordance with Section 11.1, such Party shall be precluded from asserting a claim for specific performance or injunctive relief and Section 11.3 shall be such Party’s sole and exclusive remedy with respect to such termination. Each Party agrees to waive any requirement for the posting of a bond in connection with any equitable relief hereunder in favor of the other Party.
13.    Miscellaneous. It is further agreed as follows:

13.1
Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

13.2
Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by email, when sent; provided that the sender does not receive in response to such e-mail transmission any notice of non-delivery or automated e-mail away response from the required recipient of such notice; or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Seller:	NRP Oil and Gas LLC 1201 Louisiana Street, Suite 3400 Houston, Texas 77002 Attention: Kathryn Wilson Telephone: 713-751-7543 Email: kwilson@nrplp.com
With a copy to:	Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002 Attention: James T. Thompson Telephone: 713-226-6607 Email: jthompson@porterhedges.com
With a copy to:	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Attention: Michael J. Byrd Telephone: 713-250-2216 Email: mbyrd@akingump.com
To the Buyer:	Lime Rock Resources IV-A, L.P. 1111 Bagby Street, Suite 4600 Houston, Texas 77002 Attention: Eric Mullins Telephone: 713-292-9511 Email: emullins@limerockresources.com
With a copy to:	Lime Rock Resources IV-A, L.P. 1111 Bagby Street, Suite 4600 Houston, Texas 77002 Attention: Debra Sandefer Telephone: 713-292-9536 Email: dsandefer@limerockresources.com
With a copy to:	Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Attention: Michael J. Byrd Telephone: 713-250-2216 Email: mbyrd@akingump.com
Any Party may, upon written notice to the other Parties, change the address(es) and person(s) to whom such communications are to be directed.

13.3
Survival. Except as otherwise provided in the applicable Section of this Agreement, the representations and warranties of the Seller and Buyer contained in this Agreement or in the Seller’s Certificate delivered in connection with this Agreement (other than the Fundamental Representations and the Tax Representations), in each case, together with the indemnification rights with respect thereto, will survive the Closing for a period of twelve (12) months and shall thereafter be of no further force or effect. The Fundamental Representations shall survive the Execution Date indefinitely. The Tax Representations shall survive the Closing until the earlier of

(x) 60 days after the end of the applicable statute of limitations for collection of the applicable Tax (taking into account any extension thereof) and (y) seven years after the Effective Time. The covenants of the Parties contained in this Agreement that will be performed prior to Closing and the covenants of the Parties set forth in Section 2 will survive the Closing for a period of twenty-four (24) months and shall thereafter be of no further force or effect. All other covenants of the Parties contained in this Agreement and not described in the immediately prior sentence will survive the Closing for the applicable statute of limitations and shall thereafter be of no further force or effect. Any representation, warranty or covenant as to which a claim shall have been asserted prior to the expiration date contemplated for such representation, warranty or covenant in this Section 13.3 shall survive until such claim and the indemnity with respect thereto are resolved. The intended effect of termination of representations, warranties and covenants (and the indemnification rights with respect thereto) is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation, or with regard to claims for indemnity with respect thereto. Subject to the limitations set forth in this Section, the provisions of this Agreement shall survive the delivery of the Assignment at Closing, unless otherwise indicated. Notwithstanding anything to the contrary provided herein, nothing in this Section 13.3 shall limit liability of any Party for claims relating to fraud or intentional misrepresentation.

13.4
Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

13.5
No Third Party Beneficiaries. Except for as set forth in Section 13.22 and the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to make any Person a third party beneficiary of this Agreement.

13.6
Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

13.7
Choice of Law; Consent to Jurisdiction. This Agreement will be interpreted, construed and enforced in accordance with the Laws of the State of Texas, without giving effect to any rules or principles of conflicts of Law that might otherwise refer to the Laws of another jurisdiction. For all purposes of this Agreement (other than Section 2.1.11 and Section 2.8, which shall govern all disputes thereunder), and for all purposes of any claim arising out of or relating to this Agreement or the transactions contemplated hereby, each Party hereto submits to the personal jurisdiction of the federal courts (and, to the extent federal courts are not available to the Parties for such dispute, the state courts) in Houston, Texas, and hereby irrevocably and unconditionally agrees that any such claim shall be heard and determined in such Houston, Texas court, or to the extent permitted by Law, in such federal court. Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (a) any objection which it may now or hereafter have to the laying of venue of any claim arising out of or in relation to this Agreement or any related matter in any federal (or to the extent unavailable to the Parties for such dispute, state) court in Houston, Texas and (b) the defense of an inconvenient forum to the maintenance of such claim in any such court.

13.8
Entire Agreement. This Agreement (including, for purposes of certainty, the Exhibits and Schedules attached hereto), the Assignment and other documents to be executed hereunder and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

13.9
Assignment.     Except as contemplated in this Section 13.9 or Section 13.17, it is agreed that no Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement; provided, that Buyer may assign all or a portion of its rights and delegate its duties under this Agreement to Alamo Resources III, LLC or any of its Affiliates (“Alamo”) after the Closing (the “Alamo Assignment”). If Buyer elects to effectuate the Alamo Assignment, then such assignment shall be conditioned upon Alamo expressly agreeing in the assignment instrument that: (i) such assignment is subject to the terms and conditions of this Agreement, and (ii) Alamo is thereby assuming its proportionate share of Buyer’s obligations under Section 10.3 of this Agreement (except for those obligations arising from Buyer’s breach of any representation or warranty of Buyer set forth in this Agreement) and the Assignment. Upon the closing of the Alamo Assignment in accordance with the foregoing, Buyer and Seller agree that, effective as of the Effective Time, (a) Buyer’s obligations under this Agreement and under the other agreements and instruments executed in connection herewith will be proportionately reduced to the extent Alamo has assumed any of such obligations under the terms of the Alamo Assignment, (b) Seller and the Seller Indemnified Parties will be deemed to have released Buyer from, and waived any right to and covenanted not to make a claim against Buyer with respect to, all obligations assumed by Alamo under the terms of the Alamo Assignment, (c) Buyer and the Buyer Indemnified Parties will be deemed to have released Seller from, and waived any right to and covenanted not to make a claim against Seller with respect to, all rights assigned to Alamo under the terms of the Alamo Assignment, and (d) thereafter Buyer and Alamo will be severally liable (but not jointly and severally liable) for their respective interest share of the obligations under Section 10.3 of this

Agreement (except for those obligations arising from Buyer’s breach of any representation or warranty of Buyer set forth in this Agreement for which Buyer will remain solely liable), the Assignment and any other obligations assumed by Alamo under the terms of the Alamo Assignment.

13.10
Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

13.11
Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

13.12
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

13.13
Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

13.14
Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

13.15
Joint Acknowledgment. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.16
Waiver of Jury Trial, Special Damages, Etc.. EACH OF THE BUYER AND THE SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER

OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, AND (C) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT OR ANY DAMAGES PAYABLE TO A THIRD PARTY.

13.17
Possible Exchange. The Buyer and the Seller reserve the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to §1031 of the Code, as amended, and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, each Party reserves the right, at or prior to Closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37). If a Party elects to pursue a like-kind exchange, (a) each Party shall execute such reasonably customary documents, agreements or instruments necessary to effect the exchange, (b) Closing shall not be delayed or affected by reason of the like-kind exchange nor shall consummation or accomplishment of such exchange be a condition precedent or condition subsequent to the exchanging Party’s obligations under this Agreement, and the exchanging Party’s failure or inability to consummate an exchange for any reason or for no reason at all shall not be deemed to excuse or release the exchanging Party from its obligations under this Agreement, (c) the exchanging Party shall remain responsible to the other Party for the full and prompt performance of the exchanging Party’s obligations hereunder, notwithstanding any delegation by the exchanging Party of any of its rights and obligations under this Agreement to a third party, and (d) the exchanging Party shall ensure that the other Party does not incur additional costs, expenses, fees or liabilities as a result of the requested exchange, and the exchanging Party shall reimburse the other Party for any reasonable costs, expenses, fees or liabilities incurred by such other Party.

13.18
Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

13.19
Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by the Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of the Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

13.20
Preparation of Agreement. Both the Buyer and the Seller and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.21
Filings, Notices and Approvals. Promptly after the Closing, the Buyer shall use its commercially reasonable efforts to (a) record the Assignments of the Properties and all state/federal assignments delivered at Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) actively pursue the approval of all Customary Post-Closing Consents from applicable Governmental Authorities of the Assignment of the Properties transferred to the Buyer at Closing and (c) actively pursue all other consents and approvals that may be required in connection with the assignment of the Properties delivered to the Buyer at Closing and the assumption of the liabilities assumed by the Buyer hereunder, that shall not have been obtained prior to Closing.

13.22
Nonrecourse to Others. The Parties further agree that except in the case of fraud or intentional misrepresentation and the parent guaranty to be delivered by Natural Resource Partners LP at Closing, notwithstanding anything to the contrary set forth in this Agreement and subject to the other limitations on liability set forth in this Agreement, (a) the Buyer’s sole recourse for any and all Losses arising under this Agreement or any of the documents or transactions relating thereto shall be solely to the Seller and neither the Buyer nor the Buyer Indemnified Parties will have any recourse to the Seller’s Affiliates or any of the Seller Indemnified Parties and (b) the Seller’s sole recourse for any and all Losses arising under this Agreement or any of the documents or transactions relating thereto shall be solely to the Buyer and neither the Seller nor the Seller Indemnified Parties will have any recourse to the Buyer’s Affiliates or any of the Buyer Indemnified Parties. Except in the case of fraud or intentional misrepresentation and the parent guaranty to be delivered by Natural Resource Partners LP at Closing, (i) no Person who is not a named Party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or other representative of any named party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and (ii) each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 13.22.

13.23	Tax Matters.
13.23.1 Notwithstanding any other provision in this Agreement and without limitation, the Seller shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Time, and the Buyer shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) beginning at or after the Effective Time.
13.23.2 For purposes of determining the allocations described in Section 13.23.1, (a) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (b) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (a)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (c) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Tax period that begins before and ends after the Effective Time shall be allocated between the portion of such period ending immediately prior to the Effective Time and the portion of such period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such period that occur on or after the date on which the Effective Time occurs, on the other hand.
13.23.3 To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.5 or 2.6, as applicable, (a) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (b) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.23.
13.23.4 The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Properties. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Seller has executed this Agreement on the Execution Date.

SELLER:

NRP OIL AND GAS LLC

By:	/s/ Wyatt L. Hogan
Wyatt L. Hogan
President and Chief Operating Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Buyer has executed this Agreement on the Execution Date.

BUYER:

LIME ROCK RESOURCES IV-A, L.P.

By:	Lime Rock Resources IV-A GP, LLC
Its:	General Partner

By:	Lime Rock Resources GP IV, L.P.
Its:	Sole Member

By:	LRR GP IV, LLC
Its:	General Partner

By:	/s/ Eric Mullins
Eric Mullins
Co-Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]